Exhibit 10.1

AGREEMENT OF LEASE

Between

Venture Hackensack Holding, Inc.,

as Landlord,

and

Caprius, Inc.

as Tenant

Dated: January 1, 2006

TABLE OF CONTENTS

	ARTICLE 1 - BASIC LEASE TERMS
1.1	Basic Lease Terms	1
	ARTICLE 2 - LEASED PREMISES
2.1	Description	3
	ARTICLE 3 - TERM
3.1	Commencement/Expiration	3
	ARTICLE 4 - RENT AND SECURITY DEPOSIT
4.1	Fixed Rent	3
4.2	Additional Rent	4
4.3	Payment of Rent	4
4.4	Security Deposit	5
	ARTICLE 5 - USE
5.1	Permitted Use	5
5.2	Dispensing Food, etc	5
5.3	Certain Uses	5
5.4	Parking	6
	ARTICLE 6 - OCCUPANCY
6.1	Move-In Day	6
	ARTICLE 7 - TAX AND OPERATING ADJUSTMENT
7.1	Annual Adjustment	7
7.2	Time of Payment	8
7.3	Base Real Estate Taxes Adjustment	9
7.4	Tax Refund	10
	ARTICLE 8 - ASSIGNMENT AND SUBLETTING
8.1	No Assignment	10
8.2	Request for Consent	11
8.3	Take Back	12
8.4	Certain Rights of Landlord	12
8.5	Bankruptcy	12
	ARTICLE 9 - REPAIRS AND MAINTENANCE
9.1	Condition of Premises to be Delivered	13
9.2	Tenant’s Duties	13
9.3	Alterations/Consent	14
9.4	Alterations Belong to Landlord	14
9.5	Governmental Approvals	14

ARTICLE 10 - REQUIREMENTS OF LAW AND FIRE UNDERWRITERS
10.1	Notice of Violation	15
10.2	Compliance with Law	15
10.3	ISRA and Environmental Laws.	15
10.4	Landlord’s Right to Cure	17
	ARTICLE 11 - NON-LIABILITY AND INDEMNIFICATION
11.1	Landlord Not Liable	18
11.2	Landlord Excused	18
11.3	Indemnification	18
11.4	Notice of Fire	19
11.5	Additional Indemnification	19
11.6	Insurance	19
11.7	Mutual Waiver of Subrogation	19
	ARTICLE 12 - DAMAGE BY FIRE OR OTHER CASUALTY
12.1	Total/Partial Destruction	20
	ARTICLE 13 - ELECTRICITY
13.1	Tenant Electric Service	20
13.2	Cost of Electricity	22
13.3	Tenant Not To Exceed Capacity	22
13.4	Electric Meters	22
13.5	Electric Survey	22
13.6	Change in Electric Rates	23
	ARTICLE 14 - SERVICES PROVIDED BY LANDLORD
14.1	Elevators	23
14.2	Heating, Ventilating and Air-Conditioning	23
14.3	Further As to Heating and Air-Conditioning	23
14.4	Hot and Cold Water	24
14.5	Building Directory	24
14.6	Office Cleaning	24
14.7	Interruption of Services	24
14.8	Holidays	24
14.9	Card Access	25
	ARTICLE 15 - QUIET ENJOYMENT
15.1	Quiet Enjoyment	25
	ARTICLE 16 - EVENTS OF DEFAULT
16.1	Nonpayment of Rent	25
16.2	Vacation	25
16.3	Assignment, etc., of Lease	25
16.4	Act of Bankruptcy	26

16.5	Noncompliance	26
	ARTICLE 17 - REMEDIES UPON DEFAULT
17.1	All Remedies Available	26
17.2	Occupancy Ceases	26
17.3	Distraint	26
17.4	Right of Reentry	27
17.5	Rent and Other Charges	27
17.6	Injunctive Relief	27
17.7	Right of Redemption Waived	27
17.8	No Waiver	28
17.9	Property Deemed Abandoned	28
	ARTICLE 18 - SUBORDINATION AND ESTOPPEL CERTIFICATE
18.1	Subordination	28
18.2	Estoppel Certificate	29
	ARTICLE 19 - CONDEMNATION
19.1	Total Taking	29
19.2	Rental Apportioned	29
19.3	Award Belongs to Landlord	29
	ARTICLE 20 - ACCESS
20.1	Access	30
	ARTICLE 21 - LANDLORD’S LIABILITY LIMITED
21.1	Landlord’s Liability Limited	30

	ARTICLE 22 - SURRENDER OF LEASED PREMISES; HOLDOVER TENANCY
22.1	Surrender of Leased Premises	30
22.2	Holdover Tenancy	31
	ARTICLE 23 - ASBESTOS
23.1	Presence of Asbestos	31
	ARTICLE 24 - RELOCATION
24.1	Landlord’s Right to Relocate	31
	ARTICLE 25 - ADDITIONAL PROVISIONS
25.1	Tenant’s Reimbursement	32
25.2	Landlord’s Consent	32
25.3	Mortgagee Protection Clause	33
25.4	Broker Representation	33
25.5	Limitation on Signs	33

25.6	Approval of Lettering	34
25.7	Loudspeakers	34
25.8	Telephone Equipment	34
25.9	Washrooms	34
25.10	Rules and Regulations	34
25.11	Notices	34
25.12	Headings	34
25.13	Entire Contract	34
25.14	Provisions Severable	35
25.15	Governing Law	35
25.16	Successorship	35
25.17	Assignment of Furniture and Equipment	35
	ARTICLE 26 - OPTION TO EXTEND
26.1	Option to Extend	35
26.2	Option Personal to Original Tenant	38
	ARTICLE 27 - EXPANSION OPTIONS
27.1	Expansion Options	38
27.2	Expansion Options Subordinate to Existing Leases	38
27.3	Notice of Availability of Expansion Space	38
27.4	Conditions of Exercise of Expansion Options	39
27.5	Waiver of Expansion Option	39
27.6	Terms of Expansion Lease	40

AGREEMENT OF LEASE

THIS LEASE, made as of the 1st day of January, 2006, by and between VENTURE HACKENSACK HOLDING, INC., a New Jersey corporation, having an office at c/o Forest Green Management Corporation, 26 Court Street, Suite 300, Brooklyn, New York, 11242, herein called “Landlord,” and CAPRIUS, INC., a Delaware corporation, having an office at One Parker Plaza, 12th Floor, Fort Lee, New Jersey 07024, herein called “Tenant”;

W I T N E S S E T H

The parties hereto, in consideration of the terms, covenants and conditions herein contained, do mutually agree as follows:

ARTICLE 1 - BASIC LEASE TERMS

1.1  Basic Lease Terms. In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this section, unless such meanings are expressly modified, limited or expanded elsewhere herein.

(a)
Leased Premises: Approximately 4,177 rentable square feet of space on the fourth (4th) floor of the Building (as hereinafter defined), shown by diagonal hatching on the plan attached hereto as Exhibit “A” and designated as Suite 400.

(b)	Building: The building known as One University Plaza, Hackensack, New Jersey.
(c)	Commencement Date: January 1, 2006.
(d)	Term: Five (5) years and nine (9) months, plus any partial month in which the Commencement Date occurs.
(e)	Fixed Rent:
	Months 1 to 9:	$89,805.50 per annum, payable in monthly installments of $7,483.79.
	Months 10 to 21:	$91,894.00 per annum, payable in monthly installments of $7,657.83.
	Months 22 to 33:	$93,982.50 per annum, payable in monthly installments of $7,831.88.
	Months 34 to 45:	$96,071.00 per annum, payable in monthly installments of $8,005.92.

	Months 46 to 57:	$98,159.50 per annum, payable in monthly installments of $8,179.96.
	Months 58 to 69:	$100,248.00 per annum, payable in monthly installments of $8,354.00.
(f)	Security Deposit:	$16,486.03.
(g)	Tenant Electric Amount: $6,265.50 per annum, payable in monthly installments of $522.13, subject to Sections 13.5 and 13.6 of this Lease.
(h)	Pro Rata Share: 3.32%.
(i)	Base Real Estate Taxes: The Real Estate Taxes (as hereinafter defined) assessed for the calendar year ended December 31, 2006, subject to adjustment pursuant to Section 7.3 below.
(j)	Base Operating Expenses: The Operating Expenses (as hereinafter defined) incurred for the calendar year ended December 31, 2006.
(k)	Parking Spaces: Thirteen (13) parking spaces.
(l)	Notices: All notices required to be given to Landlord or Tenant shall be addressed to Landlord or Tenant as follows:
	To Landlord:	Venture Hackensack Holding, Inc. c/o Forest Green Management Corp. 26 Court Street, Suite 300 Brooklyn, New York 11242 Attn: Joseph Schachter
	With a copy to:	Cole, Schotz, Meisel, Forman & Leonard, P.A.. Court Plaza North 25 Main Street Hackensack, New Jersey 07602 Attn: Michael Sternlieb, Esq.
	To Tenant before occupancy:	Caprius, Inc. One Parker Plaza, 12th Floor Fort Lee, New Jersey 07024 Attn: Jonathan Joels

	To Tenant after occupancy:	Caprius, Inc. One University Plaza, Suite 400 Hackensack, New Jersey 07601 Attn: Jonathan Joels
	With a copy to:	Kleeblatt, Galler, Abramson & Zakim, L.L.C. Court Plaza North 25 Main Street Hackensack, New Jersey 07602 Attn: Robert Kleeblatt, Esq.
(m)	Exhibits: The following Exhibits attached to this Lease are incorporated herein and made a part hereof:
	Exhibit “A”:	Leased Premises
	Exhibit “B”:	Declaration of Commencement Date
	Exhibit “C”:	Landlord’s Work
	Exhibit “D”:	Cleaning Specifications
	Exhibit “E”:	Rules and Regulations
	Exhibit “F”:	Furniture and Equipment
	Exhibit “G”:	Bill of Sale
ARTICLE 2 - LEASED PREMISES

2.1   Description. Landlord leases to Tenant, and Tenant leases from Landlord, for the Term, at the rental, and subject to the terms and conditions of this Lease, the Leased Premises as defined in subparagraph (a) of Section 1.1.

ARTICLE 3 - TERM

3.1   Commencement/Expiration. The term (the “Term”) of the Lease shall be for the period set forth in subparagraph (d) of Section 1.1, to commence on the Commencement Date as defined in subparagraph (c) of Section 1.1. Reference is made to the form of Declaration of Commencement Date (the “Declaration”) attached hereto as Exhibit “B”. After the Commencement Date, Landlord shall complete the Declaration and deliver the completed Declaration to Tenant. Within five (5) days after delivery of the completed Declaration, Tenant shall execute and return the Declaration to the Landlord. Failure to execute the Declaration shall not affect the commencement or expiration of the Term.

ARTICLE 4 - RENT AND SECURITY DEPOSIT

4.1   Fixed Rent. As Fixed Rent beginning on the Commencement Date and continuing throughout the Term, Tenant shall pay to Landlord at the office of Forest Green Management Corporation, 26 Court Street, Suite 300, Brooklyn, New York, 11242, by check, subject to collection, drawn to the order of Venture Hackensack Holding, Inc., or at such other place and in such other manner as Landlord may from time to time designate, monthly installments, in United States Dollars, without previous demand therefor in advance on the first business day of each month regardless of the date on which the Term commences, in the amounts set forth in subparagraph (e) of Section 1.1. If the Commencement Date falls on other than the first day of the month, Fixed Rent for the partial month shall be prorated. Simultaneously with the execution of this Lease, Tenant has paid a first full month’s Fixed Rent and Tenant Electric Amount (as defined in Section 13.2) to Landlord, which shall be applied to the first full month’s Fixed Rent and Tenant Electric Amount when due.

As a rent concession to Tenant, Landlord agrees to waive the installment of Fixed Rent accruing for the first (1st) two (2) full calendar months of the Term; provided, however, that on the first (1st) calendar day of each such month, Tenant shall not be in default of any of the obligations under this Lease after any applicable notice and beyond and applicable grace period provided herein.

4.2   Additional Rent. Tenant shall also pay as Additional Rent any and all such other sums of money as shall become due to Landlord pursuant to the terms and provisions hereof including but not limited to tenant improvements authorized by and to be paid by Tenant.

4.3   Payment of Rent. Tenant shall pay the Fixed Rent and Additional Rent herein reserved promptly as and when the same shall become due and payable, without demand therefor and without any abatement, deduction or set-off whatsoever except as expressly provided in this Lease. If Tenant shall fail to pay the Fixed Rent and Additional Rent within ten (10) days following the due date of any such payment, and if Landlord agrees to accept any such late payment, then in the event of such late payment, Tenant agrees to pay to Landlord a late charge equal to five (5%) percent of the amount of the late payment, which late charge shall be due and payable on the date the next installment of rent is due. The late charge is not intended as a penalty but is intended to compensate Landlord for the extra expense it will incur to send out late notices and handle other matters resulting from the late payment. In addition, interest shall accrue and shall be due and payable on any monetary payments (including but not limited to Fixed and Additional Rent) due under this Lease from thirty (30) days after due date until full payment at an annual rate of four (4%) percent due above the annual prime rate of Fleet Bank, Hackensack, New Jersey, or its successor, as it changes from time to time (interest rate herein shall change on the same dates as changes in the prime rate), or if said rate under the circumstances then prevailing shall not be lawful, then at the maximum lawful rate permitted. The foregoing shall be in addition to any other right or remedy which may be available to Landlord in the event of default by Tenant.

4.4   Security Deposit. Tenant has this day deposited with Landlord in the amount set forth in subparagraph (f) of Section 1.1 as security (the “Security Deposit”) for the payment of rent hereunder and the full and faithful performance by Tenant of the covenants and conditions on the part of Tenant to be performed. Said sum shall be returned to Tenant, without interest, sixty (60) days after the expiration of the Term, provided that Tenant has fully and faithfully performed all such covenants and conditions and is not in arrears in Fixed Rent and/or Additional Rent. During the Term, Landlord may, if Landlord so elects, have recourse to such security, to make good any default by the Tenant, in which event Tenant shall, on demand, promptly restore said security to its original amount. In the event of a sale of the Building, Landlord shall have the right to assign or transfer said security, for the benefit of Tenant, to any subsequent owner of the Leased Premises, in which case the assignee shall become liable for the repayment thereof as herein provided, and the assignor shall be deemed to be released by Tenant from all liability to return such security. This provision shall be applicable to every alienation or change in title and shall in no way be deemed to permit Landlord to retain the security after termination of the Landlord’s ownership of the Building. Tenant shall not mortgage, encumber or assign said security without the written consent of Landlord. Landlord shall not be required to maintain the security deposit in segregated or separate accounts and may commingle the security deposit with its general funds.

ARTICLE 5 - USE

5.1   Permitted Use. The Leased Premises, or any part thereof, shall not be used by anyone except Tenant, and shall be used or permitted to be used for no use other than the following: general office use.

5.2   Dispensing Food, etc. Tenant will not, without the prior written consent of the Landlord, permit the dispensing, preparation, or serving of any beverages and/or foods within the Leased Premises, except that this shall not prohibit the preparation and consumption of hot and cold beverages and light meals for employees including by use of a microwave oven within the Leased Premises nor the consumption by employees of light meals prepared outside of the Leased Premises.

5.3   Certain Uses. Tenant acknowledges and agrees with Landlord that the Building should be maintained and preserved as a prestigious and first-class office building and that its special character arising from it being adjacent to a university campus should be specifically protected and preserved. Tenant therefore represents that it is not leasing the Leased Premises, and it will not use such Leased Premises, for any purpose other than that provided in Section 5.1 hereof. Tenant further agrees that the Leased Premises, or any part thereof, shall not be used as an educational facility of any type (except that Tenant may conduct training classes with respect to its products for its employees in the Leased Premises) including correspondence schools, an employment agency, a model agency, a spa, a health, physical fitness or exercise salon, a small loan office, a real estate brokerage, an office of any practitioner of the healing arts, a telemarketing or boiler-room operations, or an office for any other profession or business that by its nature tends to generate excess customer traffic or require excessive personnel, or any other use which Landlord in good faith determines will or is likely to demean the character of the Building or its environment. Landlord’s refusal to consent to the assignment of this Lease, or the subletting of the Leased Premises, or any part thereof, for any such prohibited use shall not constitute an unreasonable refusal to consent to any such assignment or subletting pursuant to the provisions of Article 8 hereunder. Landlord and Tenant specifically agree that Landlord’s leasing of any portion of the Building for any of the foregoing prohibited uses shall not constitute or be deemed to constitute a waiver of Landlord’s right to prohibit Tenant from assigning or subletting the Leased Premises or any part thereof for any such prohibited use.

5.4   Parking. Tenant shall, at all times during the Term, be entitled to the use of the number of parking spaces in Landlord’s parking lot (the “Parking Lot”), which is adjacent to the Building, set forth in subparagraph (k) of Section 1.1. Such parking spaces shall be solely for the use of Tenant, its employees and business invitees. Tenant agrees that it will not permit its employees and business invitees to occupy, at any time, more than thirteen (13) parking spaces in the Parking Lot in the aggregate, or to occupy any parking space in the Parking Lot designated as reserved for any tenant other than Tenant, or which is otherwise restricted. Tenant shall take such action, at the request of Landlord, as may be reasonably necessary to insure that Tenant and its employees and business invitees do not violate the foregoing parking restrictions. The use of parking spaces in the Parking Lot by Tenant and its employees and business invitees shall be subject to such reasonable rules and regulations as may be established by Landlord from time to time, including all signs and notices posted by Landlord in the Parking Lot or roadways leading thereto. Landlord hereby expressly reserves the right, from time to time, to change the location, area or configuration of the Parking Lot; to change the location and arrangement of parking spaces in the Parking Lot, including parking spaces designated for Tenant; to build multi-story parking facilities; and to close temporarily all or any portion of the Parking Lot for the purpose of making repairs, improvements or changes thereto. Landlord shall have the right, at any time, to convert the entire Parking Lot, with the exception of spaces designated for use by visitors, handicapped persons, delivery and emergency vehicles, etc., to a “first-come, first served” basis, in which event no tenant of the Building, including Tenant, shall thereafter have any parking spaces designated for its exclusive use. Tenant agrees, on behalf of itself, its employees and business invitees, to look solely to insurance, if any, maintained by Tenant, for any recovery for injury to any person, or loss or damage to any property, including without limitation theft of or from a vehicle, fire or collision, by or through the acts or omissions of any person or any other cause.

ARTICLE 6 - OCCUPANCY

6.1   Move-In Day. Tenant must provide Landlord with reasonable advance notice of the date Tenant intends to move into the Leased Premises. Personnel working on the job, on behalf of moving contractor, must be members of the appropriate union. On weekdays, the moves must be finished by 4:00 P.M., or there will be an overtime charge of $25.00 per hour until 6:00 P.M. From 6:00 P.M., there will be an overtime charge of $35.00 per hour, until 9:00 P.M. From 9:00 P.M., there will be an overtime charge of $45.00 per hour. On weekends, the move must be finished by 1:00 P.M. Saturday, or there will be an overtime charge of $35.00 an hour until 6:00 P.M. Saturday. After 6:00 P.M. Saturday, there will be an overtime charge of $60.00 per hour. Landlord will attempt to provide one (1) elevator for the exclusive use of Tenant while the move is being made. Tenant will be held responsible for any damage caused to the Building by moving contractor’s acts. Tenant shall see that moving contractor’s personnel take proper precautionary steps.

ARTICLE 7 - TAX AND OPERATING ADJUSTMENT

7.1   Annual Adjustment. For the Lease Year commencing January 1, 2007 and for each Lease Year or portion thereafter within the Term, Tenant will pay as Additional Rent its pro rata share, as set forth in subparagraph (h) of Section 1.1, of any Increase in Real Estate Taxes assessed against the land and Building plus any Increase in Operating Expenses. As used herein:

(a) “Increase” shall mean the difference between the Real Estate Taxes assessed and/or Operating Expenses incurred for any Lease Year and the Base Real Estate Taxes and/or the Base Operating Expenses;

(b) “Operating Expenses” shall mean the total of the amount of all expenses paid or incurred by Landlord in operating the land and Building, including but not limited to the cost of maintenance; cleaning; repairs to the Building and Parking Lot (including resurfacing of parking areas); landscaping (including replacement of trees, shrubs, etc.); trash removal; snow removal; supplies; painting; wall and window washing; maintenance and service contracts; labor (including all wages, salaries, fringe benefits, pensions, unemployment compensation insurance, social security taxes and other taxes that may be levied against Landlord upon such wages and salaries); fuel; utilities (including electricity not otherwise billed directly to Tenants); insurance of all kinds carried by Landlord and applicable to the land and Building; personal property taxes; accounting and legal fees; sales, use or service taxes incurred in connection with the operation of the Building; reasonable management fees; security costs; replacements of worn out equipment; the cost of capital improvements that reduce the cost of operations of the land and Building; the cost of governmentally mandated safety devices; the cost of capital improvements mandated by the American Disabilities Act and other costs and expenses deemed to be operating expenses in accordance with generally accepted accounting principles, but shall exclude restoration and repair costs covered by insurance proceeds. In determining the amount of Operating Expenses during all or part of any Lease Year, including the base year, if less than ninety-five (95%) percent of the Building shall have been occupied by tenants and fully used by them during said year or part thereof, Operating Expenses shall be increased by an amount equal to the like operating expenses which would normally be expected to be incurred had such occupancy been ninety-five (95%) percent and has such full utilization been made during the entire Lease Year or base year. If, during any Lease Year, including the base year, any part of the Building is leased to a tenant (a “Special Tenant”) who, in accordance with the terms of its lease, provides its own janitorial or other services or is not otherwise required to pay a pro rata share of any Increase in Operating Expenses, Operating Expenses for such Lease Year or base year shall be increased by an amount equal to the estimated cost of such janitorial or other services had Landlord furnished such services to the Special Tenant or if Landlord had included such costs as “operating expenses” as defined in the Special Tenant’s lease;

(c) “Real Estate Taxes” shall be governmental real property taxes (or any other tax hereafter enacted as a substitute or replacement therefor or any part thereof) and also shall include taxes on gross rents, sewer rents, water rents and any special, ordinary or extraordinary assessments and governmental levies against the land and building of which the Leased Premises are a part. Real Estate Taxes shall not include income, franchise, gift, inheritance or sales taxes; provided, however, that if, due to a future change in the method of taxation, any such tax shall be levied against Landlord in substitution for, or in lieu of, or in addition to any tax which would otherwise constitute Real Estate Taxes, such tax shall be deemed to be included within Real Estate Taxes for purposes hereof.

(d) “Lease Year” shall mean the period from January 1st to December 31st;

7.2   Time of Payment. Landlord shall, during the first quarter of each Lease Year (or as soon thereafter as reasonably practicable), commencing with the Lease Year beginning January 1, 2007, submit to Tenant a statement (the “Estimated Statement”) showing Landlord’s estimate of Operating Expenses and Real Estate Taxes for such Lease Year, together with Landlord’s calculation of estimated Additional Rent for Increases in Operating Expenses and Real Estate Taxes for such Lease Year. Commencing on the first business day of the month following the delivery by Landlord of the Estimated Statement, and continuing on the first business day of each month thereafter, Tenant shall pay an amount equal to 1/12 of the estimated Additional Rent shown on the Estimated Statement. In each subsequent Lease Year, if the amount of estimated Additional Rent from the beginning of such subsequent Lease Year through and including the month in which Landlord delivers the Estimated Statement for such subsequent Lease Year is less than or greater than the amount of estimated Additional Rent actually due for such period, Tenant, in the event of an underpayment, shall pay to Landlord the amount of such difference on the first business day of the month immediately following the delivery of the Estimated Statement for such subsequent Lease Year, or Landlord, in the event of an overpayment, shall credit the amount of such difference against the amount due as Additional Rent on the first business day of the month immediately following the delivery of the Estimated Statement for such subsequent Lease Year. Landlord shall, after the expiration of each such Lease Year, submit to Tenant a statement (the “Final Statement”) showing the actual amount of Operating Expenses and Real Estate Taxes accrued for such Lease Year, together with Landlord’s calculation of the actual Additional Rent for Increases in Operating Expenses and Real Estate Taxes for such Lease Year. If the amount of the actual Additional Rent for any Lease Year, as shown on the Final Statement, exceeds the amount of the estimated Additional Rent paid by Tenant for that Lease Year, Tenant shall pay to Landlord, within thirty (30) days of Tenant’s receipt of the Final Statement, an amount equal to the actual Additional Rent, as shown on the Final Statement, less the estimated Additional Rent paid by Tenant for that Lease Year. If the amount of the actual Additional Rent for any Lease, as shown on the Final Statement, is less than the amount of the estimated Additional Rent paid by Tenant for that Lease Year, Landlord shall apply an amount equal to the estimated Additional Rent paid by Tenant, less the actual Additional Rent for that Lease Year to the amount of estimated Additional Rent due for the next Lease Year. Even though the Term has expired and Tenant has vacated the Leased Premises, when the final determination is made of Additional Rent due pursuant to this Article 7 for the Lease Year in which this Lease terminates, Tenant shall immediately pay any Additional Rent due and, conversely, any overpayment shall be immediately rebated by Landlord to Tenant. For sixty (60) days after the submission of the Final Statement to Tenant, Landlord shall make available its records and reasonable detail supporting Landlord’s calculation of the amount of actual Additional Rent for Increases in Operating Expenses and Real Estate Taxes as set forth in the Final Statement for examination at reasonable times by Tenant and its authorized representatives. The Final Statement shall be conclusive and binding on Tenant, unless objected to in writing by Tenant within sixty (60) days following the delivery of the Final Statement. Should this Lease commence on any day other than the first day of a Lease Year or terminate on any day other than the last day of a Lease Year, any Additional Rent payable hereunder on account of an Increase in Real Estate Taxes or an Increase in Operating Expenses for any such partial Lease Year shall be the amount of Additional Rent that would have been due for such entire Lease Year, multiplied by a fraction, the numerator of which shall be the number of days within the term of the Lease actually falling within such Lease Year and the denominator of which shall be three hundred sixty-five (365).

7.3   Base Real Estate Taxes Adjustment. Base Real Estate Taxes shall be determined from the amount determined to be legally due for the calendar year ending December 31, 2006 as a result of legal proceedings or otherwise. In the event the Base Real Estate Taxes have not been finally determined by legal proceedings or otherwise at the time of computation of the Increase in Real Estate Taxes for any Lease Year, the actual amount of Base Real Estate Taxes paid by Landlord for the calendar year ending December 31, 2006 shall be used to calculate any excess thereof. Upon a final determination of the Base Real Estate Taxes by legal proceedings or otherwise, Landlord shall deliver to Tenant a statement setting forth the amount of the Base Real Estate Taxes as finally determined and a recalculation of the Increase in Real Estate Taxes of each Lease Year affected thereby, and showing the computation of any adjustment due to Landlord or to Tenant by reason thereof. The amount of any such adjustment shall be paid by the party responsible therefor to the other party within forty-five (45) days from the delivery of such statement.

7.4   Tax Refund. If Landlord shall receive any tax refund in respect to any Lease Year, Landlord shall deliver to Tenant a statement setting forth the net amount of such refund, after deducting any reasonable and customary expenses incurred in obtaining such refund, and a recalculation of the Increase in Real Estate Taxes for such Lease Year reflecting such net refund, and showing the amount of the adjustment, if any, due to Tenant by reason thereof. The amount of any such adjustment shall be paid by Landlord to Tenant within forty-five (45) days from the delivery of such statement. Any such expenses incurred by Landlord in contesting the validity or the amount of the assessed valuation of the property or of any Real Estate Taxes for any Lease Year, to the extent not offset by a tax refund, shall be included as an item of Real Estate Taxes for the Lease Year in which such contest shall be finally determined.

ARTICLE 8 - ASSIGNMENT AND SUBLETTING

8.1   No Assignment. (a) The Leased Premises shall not be let, underlet or assigned by Tenant, in whole or in part, nor shall permission be given for the use of any part thereof by any person or entity other than Tenant, without the written consent of Landlord first endorsed thereon, which consent shall not be unreasonably withheld or delayed, but which shall be subject to the provisions of Section 5.3 hereof. Any attempt to let, underlet or assign the Lease Premises without the prior written consent of Landlord shall be null and void. Such written consent, or any waiver thereof, in one or more instances, shall not be deemed a waiver of the necessity of written consent in subsequent instances. Under no circumstances shall Tenant mortgage, hypothecate or otherwise use this Lease as security. Any attempt to mortgage, hypothecate or otherwise use this Lease as security shall be null and void. Any transfer of this Lease by merger, consolidation or liquidation, or any change in beneficial ownership of Tenant, whether the result of a single transaction or series of transactions, shall constitute an assignment. For purposes of this section, “change in beneficial ownership” shall mean a change in the beneficial ownership of more than fifty (50%) percent of (a) the outstanding voting stock of Tenant, in the case of a corporation; (b) the partnership interests of Tenant, in the case of a general partnership; (c) the general partnership interests of Tenant, in the case of a limited partnership; or (d) the membership interests of Tenant, in the case of a limited liability company. The restrictions contained in the foregoing sentence shall not, however, be applicable to transfers of shares of a corporation of all of the outstanding voting stock which is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended). For purposes of this section, stock ownership shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code, and the term “voting stock” shall refer to shares of stock regularly entitled to vote for the election of the directors of the corporation.

(b) The restrictions contained in Section 8.1(a), and the provisions of Sections 8.2 and 8.3, shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or to which all of substantially all of Tenant’s assets are transferred or to a corporation which controls or is controlled by Tenant or is under common control with Tenant, provided that in the event of any such merger, consolidation or transfer

(i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of the Tenant named herein on the date of this Lease; and (ii) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord not less than ten (10) days prior to the effective date of such transaction.

8.2   Request for Consent. Tenant shall give Landlord fifteen (15) business days’ written notice of its intention to assign this Lease or sublet all or any portion of the Leased Premises (“Notice of Intention”), which notice shall include a copy of the proposed assignment, agreement or sublease and, if not stated therein, the names and addresses and nature of the business of the proposed assignee or subtenant and its proposed use of the Leased Premises, the terms of the transaction, the date on which the proposed assignment or sublease is to become effective, a summary of plans and specifications, if any, revising the floor layout of the Leased Premises, together with sufficient financial information with respect to the proposed assignee or subtenant to enable Landlord to determine its financial condition. Such Notice of Intention shall be given to Landlord in accordance with Section 25.11 hereof. In no event shall Tenant offer to assign this Lease or sublet all or any portion of the Leased Premises to any person or entity which has negotiated with Landlord for the leasing of space in the Building within six (6) months of the proposed offer by Tenant. Within said fifteen (15) business days Landlord shall notify Tenant in writing of its determination with respect to requested assignment or sublease and the election set forth in Section 8.3 hereof. Within said fifteen (15) business days, Landlord shall have the right to withhold consent to the proposed sublease or assignment (i) in the event same is prohibited by the terms of Section 5.3 hereof, or (ii) the assignee’s or subtenant’s financial condition in the judgment of Landlord is not comparable to that of Tenant, or (iii) if the proposed subtenant or assignee is a present tenant of the Landlord or within the previous year had been a tenant in the Building, or (iv) if the quantity or location of the space proposed to be sublet or assigned is inappropriate in the judgment of Landlord, or (v) if Tenant is offering to sublet or assign space at a rate that is below the then market rate being charged for space of like quantity by the Landlord, or (vi) the business of the proposed assignee or subtenant as determined by its federal North American Industry Classification System code number would make it subject to the provisions of ISRA. In the event Landlord does not respond to Tenant’s Notice of Intention within said thirty (30) day period, does not exercise its election as set forth in Section 8.3 hereof or does consent to the assignment or sublease, Tenant may thereafter assign this Lease or sublet all or any portion of the Leased Premises to the same party and on the same terms as set forth in the notice. On or before the effective date of the assignment or sublease, Tenant shall send an executed original of the assignment or sublease to Landlord. In the event any such assignment or sublease is executed, the assignee or subtenant shall assume and agree to be bound by all the terms, covenants, conditions, provisions and agreements of this Lease for the period covered by the assignment or sublease. Such assumption agreement shall be in writing in a form satisfactory to Landlord, and delivered to Landlord within five (5) days prior to the commencement of the occupancy set forth in the assignment or sublease. The consent by Landlord to any assignment or sublease shall not, nor shall it be deemed to, relieve or release the assigning Tenant from liability for the full and faithful performance of all the terms, covenants, provisions and conditions required to be performed under this Lease by “Tenant”. In the event Landlord consents to any such subletting or assignment, Tenant shall pay to Landlord, monthly, as Additional Rent, fifty (50%) percent of the amount of rent received by Tenant from any such sublessee or assignee in excess of the Fixed and Additional Rent, as from time to time adjusted in accordance with Article 7 hereof, after appropriate provision has been made for the payment of broker’s commissions incurred in connection with such subletting or assignment and the recovery by Tenant of reasonable fit-up costs actually expended by Tenant in connection with any such subletting or assignment.

8.3   Take Back. The parties further agree that in lieu of Landlord giving its written consent to a sublease or assignment, where required, Landlord may elect to recapture all of the Leased Premises in the event of a proposed assignment of the Lease or that portion of the Leased Premises that Tenant proposed to sublet in the event of a proposed sublease (the “Recapture Space”) for the purposes of entering into a direct lease with the proposed sublessee or assignee or obtaining the Recapture Space for Landlord’s own use. If Landlord elects to recapture the Recapture Space, Tenant shall vacate and surrender the Recapture Space by not later than the date set forth in Tenant’s Notice of Intention as the date on which the proposed sublease or assignment was to become effective. If Landlord elects to recapture the Recapture Space, Landlord shall release Tenant from any further obligation under this Lease with respect to the Recapture Space, except for the payment of Fixed Rent, Additional Rent and other charges due to Landlord with respect to the Recapture Space and except for Tenant’s obligations to indemnify, defend and hold Landlord harmless as set forth in Sections 10.3, 11.3, 11.5 and 22.1 of this Lease, as of the date Tenant vacates and surrenders the Recapture Space.

8.4   Certain Rights of Landlord. In the event any assignment, sublease, use or occupancy of the Leased Premises by any party other than Tenant, whether or not in violation of this Article 8, Landlord shall have the right, in the event of a default by Tenant under this Lease, to accept from any assignee, subtenant or any other party claiming a right to the interest of Tenant under his Lease or who occupies any part of the Leased Premises the payment of Fixed Rent and Additional Rent and/or the performance of any other obligation of Tenant under this Lease. Such acceptance shall not be deemed a waiver by Landlord of the breach of this Lease by Tenant nor a recognition by Landlord that any such assignee, subtenant, claimant or occupant has succeeded to the right of Tenant hereunder, nor a release by Landlord of Tenant from further performance by Tenant of its obligations under this Lease. The net amount of any Fixed Rent and Additional Rent collected from any such assignee, subtenant, claimant or occupant shall be applied by Landlord to the Fixed Rent and Additional Rent to be paid hereunder.

8.5   Bankruptcy. If pursuant to the Federal Bankruptcy Code (or any similar law hereafter enacted having the same general purpose), Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of additional Security Deposit in an amount equal to the sum of one (1) year’s Fixed Rent plus an amount equal to the Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord as part of the Security Deposit for the remaining term of this Lease as provided in Section 4.4 of this Lease.

ARTICLE 9 - REPAIRS AND MAINTENANCE

9.1   Condition of Premises to be Delivered. Tenant acknowledges and agrees that the Leased Premises shall be delivered to Tenant at the beginning of the term “AS IS,” in the condition and state of repair existing as of the date of this Lease (except that Landlord shall deliver the Leased Premises to Tenant free of any subtenancies) and Landlord shall have no obligation to make any improvements, alterations, or decorations, or to perform any other work in or with respect to the Leased Premises. Tenant has inspected, and has had the opportunity to have an architect, engineer, contractor or other representative of Tenant inspect, the Leased Premises on the date of this Lease. Tenant has not relied on any statement, representation or undertaking, written or oral, by or on the behalf of Landlord with respect to the foregoing.

Notwithstanding the foregoing, as soon as reasonably practicable after the Commencement Date, Landlord shall perform the work set forth on Exhibit “C” attached hereto (“Landlord’s Work”). Landlord shall use commercially reasonable efforts to complete Landlord’s Work on or before January 21, 2006; provided, however, that in the event Landlords’ Work is not completed on or before such date, this Lease shall remain in full force and effect and Tenant shall have no claim against Landlord with respect thereto. Landlord agrees to use reasonable efforts, without, however, extraordinary expense, to perform Landlord’s Work in a manner that which will minimize any disruption to Tenant’s business. Landlord shall be under no obligation to perform Landlord’s Work on weekends or after normal business hours, but Landlord may, in Landlord’s discretion, perform a portion of Landlord’s Work during such times if possible without incurring additional expense. Tenant agrees that it shall move all furniture, furnishings, equipment and other property away from the areas of the Leased Premises in which Landlord is performing Landlord’s Work so as to provide Landlord’s contractors with sufficient space in which to perform Landlord’s Work. Prior to the completion of Landlord’s Work, Tenant will use its best efforts to accommodate completion of such work and will not interfere with Landlord’s contractors. Tenant agrees to such limitations of its use and occupancy of the Leased Premises during the performance of Landlord’s Work, and acknowledges and agrees that such limitations shall not constitute an eviction of Tenant or a breach of Landlord’s covenant of quiet enjoyment. Tenant further agrees that Tenant shall not claim any reduction in or abatement of rent, or any damages or offsets against rent, as a result of such limitation.

9.2   Tenant’s Duties. Tenant shall take good care of the Leased Premises and any and all fixtures therein, and shall be responsible for any injury, damage, or breakage done by the Tenant or the Tenant’s agents, servants, and invitees and, at the end of the Term or earlier termination of the Lease, shall quit and surrender said premises in the same condition as existed on the Commencement Date, reasonable wear and tear excepted, and with all personal property not owned by Landlord and debris removed and with the Leased Premises in “broom clean” condition. Tenant, at Tenant’s expense, shall make all alterations and repairs to the Leased Premises required by the Americans With Disabilities Act, except Landlord, at Landlord’s expense, will make all such alterations and repairs which are required on the Commencement Date.

9.3   Alterations/Consent. Tenant shall make no alterations, changes, additions or improvements in the Leased Premises without the written consent of the Landlord, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant shall have no right to make any alterations, changes, additions or improvements to the electrical and heating, ventilating, air-conditioning systems or structural members in the Leased Premises. Any such required alterations, changes, additions or improvements to the electrical or HVAC systems shall be made exclusively by Landlord’s contractors based on plans and specifications prepared by Tenant and approved by Landlord’s engineers at Tenant’s cost and expense.

9.4   Alterations Belong to Landlord. All alterations, additions and improvements made by either party upon the Leased Premises shall become the property of Landlord and shall remain upon and be surrendered with the Leased Premises as part thereof, at the expiration or termination of the Lease; except that at such expiration or termination, Tenant shall have the right to remove and retain as Tenant’s own property, any additions or improvements made by Tenant or at Tenant’s sole expense, except for carpeting, provided that Tenant shall repair any damage caused by such removal and shall restore the Leased Premises to the same or as good condition as existed immediately before such additions or improvements were made. Tenant shall, if requested by Landlord, remove any such interior changes, alterations, additions and improvements at the expiration of the Term and restore the Leased Premises to the condition they were in at the beginning of the Term; provided, however, that Tenant shall not be required to remove or restore the Tenant Improvement Work described in Exhibit “C”, or any alterations, additions or improvements for which Landlord has given its consent pursuant to Section 9.3 hereof, unless Landlord had advised Tenant, at the time of such consent, that restoration or removal would be required with respect to all or a portion of such alterations, additions or improvements.

9.5   Governmental Approvals. Tenant shall, before making any alterations, additions, installations, or improvements, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord, and Tenant in connection with such work agrees to carry and will cause Tenant’s contractors and subcontractors to carry such Worker’s Compensation, general liability, personal and property damage insurance as Landlord may require. Tenant agrees that any alterations, additions or installations shall be undertaken exclusively by contractors whose employees are members of appropriate unions.

If any construction lien or notice of unpaid balance is filed against the Leased Premises or the Building for work claimed to have been done for, or materials furnished to, Tenant, whether or not done pursuant to this article, the same shall be discharged by Tenant within twenty (20) days thereafter, at Tenant’s expense, by filing the bond required by law, or in such other manner satisfactory to Landlord.

ARTICLE 10 - REQUIREMENTS OF LAW AND FIRE UNDERWRITERS

10.1   Notice of Violation. Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of public authority, or from the Board of Fire Underwriters.

10.2   Compliance with Law. Tenant, at its own cost and expense, shall promptly execute and comply with any statutes, ordinances, rules, orders, regulations and requirements of the federal, state, or municipal government, and of any of their departments or bureaus, which may be applicable to the Leased Premises by reason of any act or conduct on the part of Tenant, or by reason of the character of its occupancy of the Leased Premises; and Tenant shall promptly correct and abate any such violation caused by its acts, at its own cost and expense. Tenant shall also promptly comply with and execute all rules, orders or regulations of the Board of Fire Underwriters for the prevention of fires or the risk thereof, in Landlord’s building where such rules, orders, or regulations are made applicable by any act or conduct of Tenant, or by the character of its occupancy of the Leased Premises.

10.3   ISRA and Environmental Laws.

A.   Tenant shall, at Tenant’s own expense, comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder (“ISRA”). Tenant shall, at Tenant’s own expense, make all submissions to, provide all information to, and comply with all requirements of, the New Jersey Department of Environmental Protection or its replacement or similar department, agency, bureau or division (“NJDEP”). Should any division of NJDEP determine that a cleanup plan be prepared and that a cleanup be undertaken because of any spills or discharges of hazardous substances or wastes at the Building or land in or on which the Leased Premises are located (the “premises”) which were caused by Tenant or its officers, employees, agents, contractors or invitees and which occur during the Term, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. Tenant’s obligations under this paragraph shall arise if there is any closing, terminating or transferring of operations of an industrial establishment at the premises or a sale or transfer of ownership of the premises by the Landlord, all pursuant to ISRA, or if there has been a spill or discharge which is Tenant’s responsibility. At no expense to Landlord, Tenant shall promptly provide all information requested by Landlord for preparation of documents supporting an application for a determination by the NJDEP of non-applicability of ISRA to Tenant or submission of a negative declaration to the NJDEP and shall promptly sign and submit such documents when requested by Landlord. Tenant shall indemnify, defend and save harmless Landlord from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes at the premises which are Tenant’s responsibility and which occur during the Term, and from all reasonable expenses incurred for legal, engineering and expert fees, and from all fines, suits, procedures, claims and actions of any kind arising out of Tenant’s failure to provide all information, make all submissions and take all actions required by ISRA or any division of NJDEP concerning ISRA or any other federal or state environmental law. Tenant’s obligations and liabilities under this paragraph shall continue so long as Landlord remains responsible for compliance with ISRA or any other federal or state environmental law regarding any spills or discharges of hazardous substances or wastes at the premises which occur during the Term, as a result of the acts of Tenant or its officers, employees, agents, invitees or contractors. Tenant’s failure to abide by the terms of this paragraph shall be restrainable by injunction. Tenant’s obligations to comply with ISRA, and all other federal and state environmental laws, as provided in this Section 10.3, shall apply only to those acts of Tenant or its officers, employees, agents, contractors or invitees for which ISRA or the other laws, rules and regulations referred to in this Section 10.3 requires compliance, and Tenant will have no obligation if such acts are those of Landlord or other tenants in the Building; however, Tenant will be obligated to supply Landlord with, and execute such affidavits as may be reasonably required, such reasonable information as Landlord may need in order to permit Landlord to comply with ISRA and other environmental laws, rules and regulations not resulting from Tenant’s acts.

B.   Tenant shall promptly supply to Landlord all reports and notices made by Tenant pursuant to the Hazardous Substance Discharge-Reports and Notices Act, N.J.S.A. 13:1K-15 et seq. and the regulations promulgated thereunder (“Reports and Notices Act”).

C.   Tenant shall promptly supply Landlord with any notices, correspondence and submissions made by Tenant to NJDEP, the United States Environmental Protection Agency (EPA), the United States Occupational Safety and Health Administration (OSHA), or any other local, state or federal authority which requires submission of any information concerning environmental matters or hazardous wastes or substances.

D.   As a condition precedent to Tenant’s right to sublease the premises or to assign the Lease, Tenant shall have received from the NJDEP either (i) a non-qualified approval of Tenant’s negative declaration or (ii) a non-applicability letter, for which Tenant shall promptly apply pursuant to ISRA. If this condition shall not be satisfied, then Landlord shall have the right to withhold consent to sublease or assignment.

E.   Tenant further agrees to implement and execute all of the provisions of this paragraph in a timely manner so as to coincide with the termination of this Lease or to coincide with the vacating of the Leased Premises by Tenant at any time during the Term.

F.   In the event Tenant is responsible for any spills or discharges pursuant to this Section 10.3, Tenant further agrees to make application to the NJDEP for a remediation agreement in the event that Landlord shall seek to sell or transfer ownership of the premises. In making such an application, Tenant agrees that it shall furnish a remediation funding source, pursuant to N.J.A.C. 7:26C-1 et seq., which would guarantee the implementation of any potential cleanup at the Leased Premises or the premises, as required by NJDEP, and to further diligently prosecute such application for a remediation agreement, which shall include execution of any and all documents necessary in connection with that application. As with all other aspects of any ISRA application by Tenant respecting Tenant’s use and occupancy of the Leased Premises, Tenant shall bear all costs in connection with same, and perform all other acts necessary or required by the NJDEP in order to obtain a remediation agreement.

G.   In the event Tenant shall have failed to comply in any respect with the terms and conditions of this Section 10.3 including failing to obtain final ISRA clearance of the Leased Premises or the premises as of the date of expiration of this Lease, then upon such failure to comply, it shall be deemed the Tenant has remained in possession of the Leased Premises, and shall be considered as a holdover tenant as provided in Section 22.2 hereof. These rights are in addition to any other rights and remedies the Landlord may have under law.

H.   Simultaneously with the execution of this Lease, Tenant has given to Landlord an affidavit of an officer or principal of Tenant (“Environmental Affidavit”), setting forth Tenant’s federal North American Industry Classification System code number and its primary business activity and a detailed description of the operation and processes Tenant will undertake at the Leased Premises, organized in the form of a narrative report, including a description and quantification of hazardous substances and wastes generated, manufactured, refined, transported, treated, stored, handled or disposed of at the Leased Premises. Following the Commencement Date, Tenant shall notify Landlord by way of an Environmental Affidavit as to any changes in Tenant’s operation, federal North American Industry Classification System code number and its primary business activity or use and generation of hazardous substances and wastes, by way of a supplemental Environmental Affidavit. Tenant shall also supplement and update the Environmental Affidavit on each January 1st during the Term. Nothing herein shall be construed as permitting Tenant to use the Leased Premises for any purpose other than as originally intended and set forth in Article 5.

10.4   Landlord’s Right to Cure. In the event that Tenant shall fail or neglect to do or perform any of the matters required by this Article, then Landlord or its agents after notice to the Tenant as prescribed in Article 17 of this Lease, and after Tenant’s failing to remedy such failure or neglect within the time periods set forth in Article 17 hereof, may enter the Leased Premises and comply with any and all of said statutes, ordinances, rules, orders, regulations or requirements at the cost and expense of Tenant and, in case of Tenant’s failure to pay therefor, the cost and expense thereof shall be due and payable to Landlord five (5)

business days after Tenant’s receipt of a statement setting forth the amount due and, if unpaid, such amount shall be added to the next month’s rent and be due and payable as such, or Landlord may deduct the same from the balance of any sum remaining in Landlord’s hands, in addition to any other remedy Landlord may have hereunder by reason of such default on the part of Tenant.

ARTICLE 11 - NON-LIABILITY AND INDEMNIFICATION

11.1   Landlord Not Liable. Neither Landlord nor its agents shall be liable for any damage to property of Tenant entrusted to employees of the Building nor to any property, goods, or things contained in the Leased Premises or stored in the basement or other part of the Building, or in the Parking Lot, unless such injury or damage is due to gross negligence or intentional misconduct on the part of Landlord’s servants or agents. Except also as the same may be attributable solely to the gross negligence or intentional misconduct of Landlord, its servants or agents, Landlord shall not be liable for any injury or damage to persons or property in the Building or to the business of Tenant, or any interruption thereof, resulting from theft, burglary, explosion, wind or accident, falling plaster, steam, gas, electricity, water, rain or snow, leakage from any part of the Building or from pipes, appliances, or plumbing works in the Building or from the street or subsurface thereof or from any other source, or from dampness, or from damage occasioned by workmen engaged in making repairs or alterations in or upon the Building or land on which it is located, or from damage by other tenants or persons in the Building, or for interference with the light or other incorporeal hereditaments, or caused by operations in the construction of any public or quasi-public work, or for any other cause of whatsoever nature.

11.2   Landlord Excused. Except as otherwise expressly provided in this Lease, this Lease and the obligations of Tenant hereunder shall be in no way affected, impaired or excused because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease by reason of strike, other labor trouble, governmental pre-emption or priorities in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or other cause beyond Landlord’s control.

11.3   Indemnification. Tenant shall indemnify and save harmless Landlord from, and shall reimburse Landlord as Additional Rent for all expenses, damages, or fines incurred or suffered by Landlord by reason of any breach, violation, or non-performance by Tenant, or Tenant’s servants, employees or agents, of any covenant or provision of this Lease, or by reason of damage or injury to persons or property caused by Tenant’s moving property in or out of the Building, or by the installation or removal of furniture or other property of Tenant, or arising out of the occupancy or use by Tenant of the Leased Premises, or the Building or of the Parking Lot, or any part thereof, or from any other cause due to the carelessness, negligence or improper conduct of Tenant or Tenant’s servants or agents.

11.4   Notice of Fire. Tenant shall give notice to Landlord in case of fire or accident occurring in the Leased Premises, or of any defect or condition of disrepair in the Leased Premises, or in any fixtures or equipment forming a part thereof.

11.5   Additional Indemnification. Tenant shall indemnify and hold harmless Landlord from and against any and all claim or damage, direct or indirect, to the Building, or to the property of Landlord therein, or to the person or property of others than Landlord, caused by Tenant’s acts or arising out of any use or occupation of the Leased Premises by Tenant, or its servants or agents, whether such use or occupation be authorized or unauthorized, or whether it be as herein permitted or not, or whether it be casual, occasional, or otherwise; excepting only such claim or damage as may be due to or caused by the acts or active negligence of Landlord or its servants or agents.

11.6   Insurance. In support of its obligations hereunder, Tenant, at Tenant’s own cost and expense, shall obtain or provide and keep in full force for the benefit of the Landlord during the Term, general public liability insurance, insuring Landlord and Landlord’s agents against any and all liability or claims of liability arising out of, occasioned by, or resulting from any accident or otherwise in or about the Leased Premises, for limits of not less than $2,000,000.00 for injuries to one or more persons, in any one accident or occurrence, and for loss or damage to the property of any person or persons, for not less than $1,000,000.00. The policy or policies of insurance shall be of a company or companies authorized to do business in this State and Certificates of Insurance showing Landlord’s interest shall be delivered to Landlord, together with evidence of the payment of the premiums therefor, no less than fifteen days prior to the commencement of the Term or of the date when the Tenant shall enter into possession, whichever occurs sooner. At least fifteen days prior to the expiration or termination date of any policy, Tenant shall deliver a renewal or replacement Certificate of Insurance showing Landlord’s interest with proof of the premium therefor. Tenant shall pay to Landlord as Additional Rent any increase in Landlord’s fire insurance premiums resulting from Tenant’s use or occupancy of the Leased Premises, and Tenant shall pay each month, with Fixed Rent, as Additional Rent, an amount equal to 1/12th of such increased insurance premiums.

11.7   Mutual Waiver of Subrogation. Each party hereto does hereby remise, release and discharge the other party hereto and any officer, agent, employee or representative of such party, of and from any liability whatsoever hereafter arising from loss, damage, or injury caused by fire or other casualty normally covered by extended coverage policy for which insurance (permitting waiver of liability and containing a waiver of subrogation) is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance. Whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease in connection with the Leased Premises, or the Building, and (b) such party is then covered, in whole or in part, by insurance with respect to such loss, cost, damage or expense, then, the party so insured hereby releases the other party from any liability it may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof, provided that such release of a liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (provided that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereupon keeping such release and waiver in full force and effect).

ARTICLE 12 - DAMAGE BY FIRE OR OTHER CASUALTY

12.1   Total/Partial Destruction. In case of the destruction of the Leased Premises or the Building by fire, enemy action or other casualty, during the Term, or previous thereto, or such partial destruction or damage thereto so as to render the Leased Premises wholly untenantable or unfit for occupancy, or should they be so badly injured that, in the reasonable judgment of Landlord, the same cannot be repaired within one hundred eighty (180) days from the happening of such injury, then and in any such case the Term shall cease and become null and void from the date of such damage or destruction and then Tenant shall immediately surrender the Leased Premises and all interest therein to the Landlord, its successors, assigns, agents or attorney, and Tenant shall pay Fixed Rent and Additional Rent within said Term only to the time of such destruction or damage; and in case of such destruction or partial destruction of said Building by fire, enemy action or other casualty, as above mentioned, Landlord, its successors, assigns, agents, or attorney may reenter and repossess the Leased Premises discharged from this Lease and may remove all parties therefrom. In the event the Leased Premises, or any part thereof so damaged, are, in the reasonable judgment of Landlord, repairable within one hundred eighty (180) days from the happening of any such injury, Landlord, its successors, assigns, agents or attorney, shall enter and repair the same with all reasonable speed. From the date of such injury and until repairs shall have been completed, the Fixed Rent and Additional Rent, or such proportionate share thereof as may be attributable to the portion damaged or destroyed and rendered unusable in whole or part, shall be abated. In the event the Leased Premises shall be so slightly injured by fire, enemy action or other casualty as not to be rendered untenantable and unfit for occupancy, then Landlord agrees to repair the same with reasonable promptness, and in that case the rent accrued and accruing shall not cease but shall continue without abatement. For purposes of this Section 12.1, Landlord’s judgment hereunder shall be conclusively deemed reasonable for all purposes hereof, if such judgment is made on the basis of the written report, opinion, recommendation or estimate of a reputable architect, engineer or contractor, but the failure of Landlord to obtain any such report, opinion, recommendation or estimate shall not create any inference that Landlord’s judgment was unreasonable.

ARTICLE 13 - ELECTRICITY

13.1   Tenant Electric Service. Landlord shall furnish to Tenant electric service which Tenant shall require in the Leased Premises for normal lighting and equipment (the “Tenant Electric Service”). Landlord shall not be liable in any way to Tenant for failure or defect in the supply or character of electric energy furnished to the Leased Premises by reason of any requirement, act or omission of the public utility serving the office building with electricity or other reasons. Tenant shall pay for the reasonable cost to furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Leased Premises. Tenant agrees that it shall turn its lights out after “regular hours of business days” (as defined in Section 14.8) failing which Tenant shall be liable for any additional electric service costs incurred.

13.2   Cost of Electricity. Tenant shall pay to Landlord from and after the date that Tenant takes possession of the Leased Premises, but not later than the Commencement Date, as Additional Rent for Tenant Electric Service, in the amount set forth in subparagraph (g) of Section 1.1 (the “Tenant Electric Amount”), payable in equal monthly installments in advance on the first business day of each month. In the event the Commencement Date is other than the first day of the month, the Tenant Electric Amount shall be pro rated on a per diem basis for any partial month. The Tenant Electric Amount shall, however, be subject to adjustment from time to time during the Term, as provided in Sections 13.5 and 13.6 below. In the event that Tenant installs any high electrical usage equipment, Landlord reserves the right to place an electrical check meter on said equipment as well as any other equipment used in conjunction therewith at Tenant’s sole cost and expense. The charges for electrical energy consumed by such equipment shall be paid by Tenant as Additional Rent in addition to all other sums due under this Agreement, the cost thereof to be at the established rate charged by the utility company supplying electrical service to the Leased Premises.

13.3   Tenant Not To Exceed Capacity. Tenant’s use of electric energy in the Leased Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Leased Premises. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the building electric service, Tenant shall not, without Landlord’s prior written consent in each instance (which shall not be unreasonably withheld), connect any fixtures, appliances or equipment to the building electric distribution system or make any alteration or addition to the electric system of the Leased Premises existing on the Commencement Date. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand.

13.4   Electric Meters. Notwithstanding the provisions of this Article 13, Landlord reserves the right to install separate electric meters or other measuring devices for each tenant to measure such tenant’s actual use of Tenant Electric Service, in which event the Tenant Electric Amount shall be based on actual usage. In the event arrangements are made by the Landlord with the utility company for separate usage billings directly to Tenant, then Tenant shall be responsible for payment of all usage charges directly to the utility. The cost of installation of the meters or other measuring devices shall be divided equally among the tenants and not based upon rentable area.

13.5   Electric Survey. Tenant agrees that an independent electrical engineering consultant selected by Landlord may from time to time make a survey of Tenant’s actual use of Tenant Electric Service to determine the average monthly electric consumption thereof, said survey to be at Tenant’s expense, the cost of which shall not be in excess of ordinary charges for such service. The aforesaid survey shall take into account, among other things, any special electrical requirements of Tenant and use by Tenant of electrical energy at times other than during regular hours of business days. The findings of such engineer or consultant as to such average monthly electric consumption shall be conclusive and binding upon the parties. If the cost of Tenant Electric Service is determined by survey to be more or less than the Tenant Electric Amount, the Tenant Electric Amount shall be increased or decreased, retroactive to the later of the Commencement Date or the date of the most recent previous survey (the “Retroactive Date”), to an amount equal to the cost of Tenant Electric Service as determined by the survey. Tenant shall pay to Landlord, from and after the date of the survey, as Additional Rent for Tenant Electric Service, the Tenant Electric Amount, as so adjusted. If the Tenant Electric Amount is so increased, Tenant shall pay as Additional Rent, within ten (10) days of the receipt of an invoice from Landlord therefor, a sum equal to the Tenant Electric Amount as determined by the survey, less the Tenant Electric Amount immediately prior to the survey, for the period commencing on the Retroactive Date and ending on the date of the survey. If the Tenant Electric Amount is so decreased, Tenant shall receive a credit against the next month(s)’ Fixed Rent a sum equal to the Tenant Electric Amount immediately prior to the survey, less the Tenant Electric Amount as determined by the survey, for the period commencing on the Retroactive Date and ending on the date of the survey.

13.6   Change in Electric Rates. If the electric rates of the public utility supplying electrical service to the Building shall be increased or decreased, then the Tenant Electric Amount shall be increased or decreased in the amount equal to the change in Landlord’s cost of supplying electrical current to the Leased Premises resulting from such rate change, retroactive if necessary to the date of such increase or decrease in such electric rates. If the Tenant Electric Amount is so increased, Tenant shall pay such increase, as Additional Rent, within ten (10) days of the receipt of an invoice from Landlord therefor. If the Tenant Electric Amount is so decreased, Tenant shall receive a credit against the next month(s)’ Fixed Rent in an amount equal to such decrease.

ARTICLE 14 - SERVICES PROVIDED BY LANDLORD

14.1   Elevators. Landlord, at its expense, shall provide public elevator service, passenger and service, by elevators serving the floor on which the Leased Premises are situated during regular hours of business days and shall have at least one passenger elevator subject to call at all other times.

14.2   Heating, Ventilating and Air-Conditioning. Landlord will furnish heating, ventilating and air-conditioning to the Leased Premises when necessary during regular hours of business days to an inside temperature of 78 degrees F. dry bulb and 50% relative humidity when outside temperatures are 95 degrees F. dry bulb and 75 degrees F. wet bulb and 70 degrees F. inside when outside temperatures are 0 degrees F. with wind velocity of 15 M.P.H. provided, however, that Landlord may reduce the temperature if necessary to comply with any federal, state or municipal law, ordinance, rule, regulation or executive order.

14.3   Further As to Heating and Air-Conditioning. Landlord agrees to furnish air-conditioning and to maintain the Leased Premises for the comfortable occupancy and use of the Leased Premises during regular hours of business days. Tenant agrees to keep all windows in the Leased Premises closed at all times during which the air conditioning system and heating system is in operation and otherwise to cooperate with Landlord and to abide by all regulations or requirements which Landlord may reasonably prescribe for the proper functioning and protection of the air-conditioning system.

14.4   Hot and Cold Water. Landlord, at its expense, shall furnish adequate hot and cold water to the Building for drinking, lavatory and cleaning purposes. If Tenant uses water for any other purpose, Landlord, at Tenant’s expense, shall install meters to measure Tenant’s consumption of cold water and/or hot water for such other purposes as the case may be. Tenant shall pay for the quantities of cold water and hot water shown on such meters, at Landlord’s cost thereof, on the rendition of Landlord’s bills therefor.

14.5   Building Directory. Landlord, at its expense, and on Tenant’s request, shall provide Tenant with three (3) listings on the building directory and on the fourth (4th) floor directory.

14.6   Office Cleaning. Landlord will provide an office cleaning and maintenance force to keep the building in clean condition at all times, consistent with the standards of first-class office buildings in the area. Landlord will furnish janitorial services to the Leased Premises, as well as to the lavatories on the floor of the Building on which the Leased Premises is located, in accordance with the cleaning specifications attached hereto as Exhibit “D.”

14.7   Interruption of Services. It is understood that no deduction whatsoever shall be made from the amount of rent payable hereunder should any heating, lighting, elevator service, air-conditioning, or janitor’s services not be used by Tenant, nor shall the Landlord be answerable in damages to Tenant for any interruption of heating, lighting, electrical power, alternative power, elevator service, air-conditioning or janitor service caused by strike, breakdowns, inability to secure fuel or other required power or by any other cause not due to negligence on the part of Landlord.

14.8   Holidays. As used in this Article 14, the term “regular hours of business days” shall mean, unless otherwise indicated, the hours of 8:00 A.M. to 6:00 P.M. on weekdays and 8:00 A.M. to 1:00 P.M. on Saturdays, excluding all Sundays and the following holidays:

(a)   New Year’s Day;

(b)   Presidents’ Day;

(c)   Memorial Day;

(d)   Independence Day;

(e)   Labor Day;

(f)   Thanksgiving Day;

(g)   Christmas Day;

(h)   Martin Luther King’s Birthday;

 (i)    Such other days, not exceeding 3 in any one calendar year, as may be indicated by Landlord to Tenant upon  thirty  (30) days’ written notice.

However, Landlord agrees that Tenant may use the Leased Premises after 6:00 P.M. weekdays and after 1:00 P.M. on Saturdays, and on Sundays and the aforementioned holidays without additional charge for said use, but Landlord shall not be required to furnish any heat, ventilation or air-conditioning beyond that normally furnished for those hours.

14.9   Card Access. Landlord will provide Tenant with three (3) electronic access cards for each 1,000 rentable square feet of space occupied by Tenant. Additional cards will be provided at Tenant’s expense. All cards shall remain the property of Landlord and shall be returned to Landlord at the expiration of the Term or otherwise upon the demand of the Landlord. Tenant shall pay Landlord the then current cost of each card not returned. At any time, and at Landlord’s cost, Landlord shall have the right to change the system of access to the Building, and comparable arrangements will be made to provide access by Tenant.

ARTICLE 15 - QUIET ENJOYMENT

15.1   Quiet Enjoyment. Landlord covenants and agrees that Tenant, upon payment of the Fixed Rent and Additional Rent reserved herein and upon observing and keeping the covenants, agreements and stipulations of this Lease on its part to be kept, shall lawfully, peaceably and quietly hold, occupy and enjoy the Leased Premises during the Term and any extension or extensions thereof, without hindrance, ejection or molestation by Landlord or any person or persons claiming under Landlord or claiming by a title superior to that of Landlord.

ARTICLE 16 - EVENTS OF DEFAULT

Each of the following events shall constitute a default hereunder:

16.1   Nonpayment of Rent. If the Fixed Rent or any part thereof or the Additional Rent or any part thereof due hereunder shall be unpaid when due.

16.2   Vacation. If the Leased Premises shall be vacated, deserted, or abandoned during the Term for a period of more than thirty (30) consecutive days.

16.3   Assignment, etc., of Lease. If Tenant, contrary to the provisions of this Lease, shall sell, assign or mortgage this Lease, or let or underlet the Leased Premises or any part thereof, or use or permit the same to be used for any purpose other than herein permitted.

16.4   Act of Bankruptcy. If Tenant shall make an agreement of composition or an assignment for the benefit of creditors, or if a Receiver is applied for or appointed for Tenant, or if there be filed a petition in bankruptcy or insolvency or for an arrangement or reorganization by or against Tenant, or consented to by Tenant, or if Tenant is adjudicated a bankrupt or is adjudged to be insolvent, or if Tenant is advertised to be sold out by any sale under process of law, or if the assets or property of Tenant in the Leased Premises shall be attached or levied upon, or if this Lease or the estate of Tenant shall pass to another by virtue of any court proceedings, writ of execution or operation of law.

16.5   Noncompliance. If Tenant fails to comply with any other provision of this Lease which imposes an obligation upon Tenant, or if Tenant otherwise violates any provision or condition of this Lease.

ARTICLE 17 - REMEDIES UPON DEFAULT

17.1   All Remedies Available. In the event of any default hereunder in the payment of Fixed Rent, Additional Rent or any other money due, Landlord shall give a five (5) day written notice to Tenant, specifying the nature and amount of such default. In the event of any non-monetary default hereunder, Landlord shall give a thirty (30) day written notice Tenant, specifying the nature of such default. Tenant shall thereupon, and within such thirty (30) day period, correct such non-monetary default, or diligently commence the correction of the non-monetary default thereof or within such five (5) day period pay the amount due to cure the monetary default. In the event that Tenant, after receiving such notice, shall fail to correct such non-monetary default, or to diligently commence the correction of the non-monetary default within such thirty (30) day period and thereafter to diligently pursue the correction and curing of such non-monetary default, or shall fail to pay the money due within such five (5) day period, Landlord may, upon written notice to Tenant, cancel and terminate this Lease. In such event, Landlord, in addition to all other rights and remedies provided by or permitted by law, or elsewhere conferred in this Lease, shall have the remedies provided in this Article 17, which remedies shall also be available to Landlord, without additional prior notice of any kind. Notwithstanding anything contained in this Section 17.1 to the contrary, in the event Tenant defaults in the making of any monetary payment when due more than two (2) times in any twelve (12) month period, Landlord’s obligation to give Tenant written notice of any such default and Tenant’s right to cure such default shall be forfeited and terminated during the remaining Term and any option periods.

17.2   Occupancy Ceases. Upon such default, the Term and all rights of Tenant hereunder and all rights of Tenant to the continued occupation of the Leased Premises shall cease and terminate at the option of Landlord.

17.3   Distraint. Tenant agrees that all property on the Leased Premises shall be liable to distraint for rent and for all costs of distress as may be permitted by law, including such costs as may by law be chargeable to Landlord; and in case any goods or assets shall have been removed from the Leased Premises, Landlord may follow, take and return said goods to the Leased Premises or distrain upon and sell the same wherever found, Tenant hereby waiving the benefit of all laws made or to be made exempting any such property from levy and sale either on distress for said Fixed Rent or Additional Rent, damages, costs and any other charges payable as Additional Rent, or on a judgment for said rent, damages, costs and any other charges payable as rent or for breach of any other of the conditions herein contained.

17.4   Right of Reentry. Landlord may, at its option and without further notice, reenter the Leased Premises and dispossess Tenant and any legal representative or successor of Tenant, or other occupant of the Leased Premises either with or without summary proceedings or appropriate suit, action or proceedings, and, remove Tenant’s property, assets and effects from the Leased Premises and hold the Leased Premises as if this Lease had not been made, Tenant hereby expressly waiving service of notice of intention to reenter or to institute legal proceedings to that end.

17.5   Rent and Other Charges. Notwithstanding such reentry, default, expiration, or dispossession by summary proceedings or otherwise, Tenant shall continue to be liable for the full period which would otherwise have constituted the balance of the Term and shall pay as liquidated damages at the same time as the Fixed Rent, and Additional Rent, and other charges become payable under the terms hereof and in lieu thereof, a sum equivalent to the Fixed Rent, Additional Rent, and other charges reserved herein, less only the net avails of reletting of the Leased Premises. Landlord shall use commercially reasonable efforts to relet the whole or any part or parts of the Leased Premises from time to time, either in the name of Landlord, or otherwise, to such tenant or tenants, for such time and at such rent, including concessions and free rent periods, as Landlord may in its discretion determine. Landlord shall have no obligation to relet the Leased Premises or any part thereof in preference to other space for let by Landlord and, instead, shall be entitled to give leasing and marketing priority to such other spaces available for let by Landlord. The net proceeds of any such reletting shall be applied first to the expense of resuming or obtaining possession, next to restoring the Leased Premises to a rentable condition, and then to the payment of Fixed Rent, Additional Rent and other charges including but not limited to brokers’ commissions and attorneys’ fees incurred by Landlord due and to become due to Landlord hereunder, any surplus to be paid to Tenant, which shall be and remain liable for any deficiencies.

17.6   Injunctive Relief. Landlord may, in addition to other remedies available to it hereunder or by law, have the right of injunction against any violation or continued violation of this Lease.

17.7   Right of Redemption Waived. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Leased Premises by reason of the violation by Tenant of any of the terms, covenants, conditions or agreements of this Lease.

17.8   No Waiver. Failure of Landlord to insist upon the strict performance of any of the covenants or conditions of this Lease, or to exercise any option or election herein conferred in any one or more instances, or the adoption of any one or more but less than all of the remedies available to it hereunder or by law in the event of default by Tenant, shall not be construed as a waiver or relinquishment for the future of any such covenants, conditions or options, or of any remedy available to it, but the same shall be and remain in full force and effect notwithstanding.

17.9   Property Deemed Abandoned. If after any default, or upon the expiration of the Lease, Tenant moves out or is dispossessed, and fails to remove any furniture, fixtures or other property from the Leased Premises, the same shall be deemed abandoned by Tenant and shall become the property of Landlord or at Landlord’s option be disposed of at Tenant’s cost.

ARTICLE 18 - SUBORDINATION AND ESTOPPEL CERTIFICATE

18.1   Subordination. This Lease shall be subject and subordinate at all times to the lien of any mortgages now or hereafter placed on the land and Building. Tenant covenants and agrees to execute and deliver upon demand such further instrument or instruments subordinating this Lease to the lien of any such mortgage or mortgages as shall from time to time be desired by any mortgagee or proposed mortgagee. Tenant further acknowledges that Landlord may be required by any mortgagee or proposed mortgagee to assign this Lease as additional security for any mortgage or proposed mortgages, and Tenant agrees that it will, upon demand, join with Landlord in the execution of any such assignment or agreement, which may be in form for recording, as any such mortgagee or proposed mortgagee may reasonably require. Tenant’s failure to comply on demand with the provisions hereof shall constitute a default under this Lease.

18.2   Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) days prior notice from Landlord or Landlord’s mortgagee, execute, acknowledge and deliver a written statement certifying that this Lease is in full force and effect subject only to such modifications as may be set out; and, Tenant is in possession of the Leased Premises and is paying Fixed Rent and Additional Rent as provided in this Lease; and, the amount of any Security Deposit with Landlord; and, the date to which Fixed Rent and Additional Rent is paid in advance; and, there are not, to the signatory’s knowledge, any uncured defaults on the part of Landlord, or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective transferee or encumbrancer of all or any portion of the Building, or any assignee of any such persons. If Tenant fails to timely deliver such statement, Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by Landlord and that there are no uncured defaults in Landlord’s performance and that the other statements contained therein are true.

ARTICLE 19 - CONDEMNATION

19.1   Total Taking. If the whole of the Leased Premises shall be taken under the exercise of the power of condemnation or eminent domain, then this Lease shall automatically terminate on the date that title or possession is taken by the condemner, whichever occurs first, and the Fixed Rent and Additional Rent shall be apportioned as of said date. If any part of the Leased Premises be so taken so as to materially restrict, limit or adversely affect the use, occupancy or enjoyment of Tenant, then Tenant shall have the option to terminate this Lease by thirty (30) days’ written notice to Landlord, which notice must be given within ninety (90) days after possession or title on the partial taking is obtained by condemner, and the Fixed Rent and Additional Rent shall be apportioned on the effective date of termination of the Lease by Tenant. Notwithstanding the foregoing, if parking space only is taken, Tenant may not terminate this Lease if Landlord furnishes to Tenant an equivalent number of parking spaces situated within 700 feet of the property lines of the real property on which the Leased Premises are situated.

19.2   Rental Apportioned. If any part of the Leased Premises shall be so taken and this Lease shall not terminate or be terminated under the provisions of Section 19.1 hereof, then the rental shall be equitably apportioned according to the space so taken, and the Landlord shall, at its own cost and expense, restore the remaining portion of the Leased Premises to the extent necessary to render it reasonably suitable for the purposes for which it was leased, shall provide sufficient parking facilities equivalent to those originally furnished to Tenant, and shall make all repairs to the Building to the extent necessary to constitute the Building a complete architectural unit; provided, however, that if the amount of the award received by Landlord is not adequate to cover the cost of such restoration or repairing, Landlord may elect by written notice to Tenant to that effect to terminate this Lease.

19.3   Award Belongs to Landlord. All compensation awarded or paid upon such a total or partial taking of the Leased Premises shall belong to and be the property of Landlord without any participation by Tenant; provided, however, that nothing contained herein shall be construed to preclude Tenant, as permitted by law, from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, relocation costs or depreciation to, damage to, or cost of removal of, or for the value of stock, trade fixtures, furniture and other personal property belonging to Tenant.

ARTICLE 20 - ACCESS

20.1   Access. Landlord or Landlord’s agent shall have the right to enter or pass through the Leased Premises or any part thereof, at reasonable times during reasonable hours, and upon reasonable notice to Tenant (which may be by telephone), except in the case of an emergency, (a) to examine the Leased Premises and to show them to the owners, lessors of superior leases, holders of superior mortgages or prospective purchasers, mortgagees or lessees of the Building as an entirety, and (b) for the purpose of making such repairs or changes or doing such repainting in or to the Leased Premises or in or to the Building or to facilities as may be provided for by this Lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by law or in order to prepare and maintain the Building or its fixtures or facilities or in order to satisfy any obligation imposed on Landlord to any other tenant occupying or about to occupy part of the Building. Landlord shall be allowed to take all material into and from the Leased Premises that may be required for such repairs, changes, repainting or maintenance, without liability to Tenant.

ARTICLE 21 - LANDLORD’S LIABILITY LIMITED

21.1   Landlord’s Liability Limited. Tenant shall look solely to the estate and interest of Landlord, its successors and assigns, in the land and Building, for the collection of any judgment recovered against Landlord based upon the breach by Landlord of any of the terms, conditions or covenants of this Lease on the part of Landlord to be performed, and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies under or with respect to either this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Leased Premises.

ARTICLE 22 - SURRENDER OF LEASED PREMISES; HOLDOVER TENANCY

22.1   Surrender of Leased Premises. Upon the expiration of the Term or the sooner termination of this Lease, Tenant shall quit and surrender the Leased Premises in good and orderly condition and repair, reasonable wear and tear and damage caused by fire or other casualty excepted, and shall deliver the Leased Premises to Landlord peaceably, together with all alterations, additions, and improvements in, to or on the Leased Premises, made by Tenant as permitted under this Lease. Landlord reserves the right, subject to Section 9.4 of this Lease, to require Tenant, at its cost and expense, to remove any interior changes, alterations, additions and improvements in accordance with Section 9.4 hereof, or installed by Tenant in violation of this Lease, which covenant shall survive the surrender and delivery of the Leased Premises as provided hereunder. Prior to the expiration of the Term,

Tenant shall remove all of its property, equipment and trade fixtures from the Leased Premises without damage, leaving the Leased Premises in broom-clean condition. All property not removed by Tenant shall be deemed abandoned by Tenant and Landlord reserves the right to charge the cost of such removal to Tenant, which obligation shall survive the termination of this Lease and the surrender of the Leased Premises. If the Leased Premises are not surrendered at the termination of the Term, or if the Leased Premises are damaged, Tenant shall indemnify Landlord against such loss or liability resulting from the delay by Tenant in surrendering the Leased Premises or the removal of Tenant’s property, including, without limitation, any claims made by any succeeding tenant founded on the delay or damage.

22.2   Holdover Tenancy. If Tenant remains in possession of the Leased Premises after the expiration of the original Term or of any option term, except pursuant to an exercise of an option to extend, or after Tenant’s right of occupancy has been properly terminated by Landlord, such possession shall be considered as a tenant at will or sufferance of Landlord, and the possession may be terminated by Landlord at any time upon three days’ prior written notice to Tenant. During such period of occupancy as a tenant at will or sufferance of Landlord, rent shall be payable on the first day of every month, in advance, at a rate equal to twice the Fixed Rent for the last month of the term in addition to the Additional Rent for expense reimbursements which shall continue to be payable as provided in this Lease. The increased rent is not intended to be a penalty but is intended to be an agreed amount in order to avoid a controversy over the determination of fair market rent or similar phrase.

ARTICLE 23 - ASBESTOS

23.1   Presence of Asbestos. The parties acknowledge that the ceiling and structural components of other portions of the Building contain or are covered with asbestos and that the possible presence of airborne asbestos is sufficiently important to create certain rights and obligations of the parties. The Building shall be maintained in accordance with the Operations and Procedures Manual on file with Forest Green Management Corporation, 26 Court Street, Suite 300, Brooklyn, New York, 11242 and available for review by the Tenant during business hours. Landlord represents that abatement of all asbestos or asbestos-containing materials in the Leased Premises has occurred. Landlord further represents that such abatement was performed in accordance with all federal, state and local laws, ordinances, orders, rules and regulations enacted to protect public health and safety including without limitation the Federal Occupational Safety and Health Act (29 U.S.C. et. seq.), the Asbestos Control and Licensing Act (N.J.S.A. 34:5a-32 et. seq.) and all regulations promulgated pursuant to the foregoing.

ARTICLE 24 - RELOCATION

24.1   Landlord’s Right to Relocate. At any time after the date of the execution of this Lease, Landlord may substitute for the Leased Premises any other premises in the Building (the “New Leased Premises”), in which event the New Leased Premises shall be deemed to be the Leased Premises for all purposes under this Lease. The area of the New Leased Premises shall not be less than ninety (90%) percent of the area of the Leased Premises and the New Leased Premises shall not have less than ninety (90%) percent of the window area of the Leased Premises. Notwithstanding the foregoing, the New Leased Premises shall be a corner unit with comparable finishes and shall not be located on the first (1st) floor of the Building. If the area of the New Leased Premises is less than the area of the Leased Premises, there will be a ratable reduction in Fixed Rent, the Security Deposit and Tenant’s pro rata share of any Increase in Real Estate Taxes and of any Increase in Operating Expenses. If the area of the New Leased Premises is greater than the area of the Leased Premises, there will be no increase in Fixed Rent, the Security Deposit or Tenant’s pro rata share of any Increase in Real Estate Taxes and of any Increase in Operating Expenses. If Tenant is then occupying the Leased Premises, Landlord shall move Tenant, its property and equipment to the New Leased Premises at Landlord’s expense. Landlord shall endeavor to move Tenant, its property and equipment expeditiously and in such a manner as to minimize any disruption to Tenant’s business; provided, however, that Landlord shall be under no obligation to move Tenant, its property and equipment on weekends or after normal business hours, but Landlord may, in Landlord’s discretion, move Tenant, its property and equipment during such times if possible without incurring additional expense. If Landlord substitutes the New Leased Premises for the Leased Premises after the Commencement Date of this Lease, Landlord shall give to Tenant not less than seventy-five (75) days’ prior written notice of the substitution. If Landlord substitutes the New Leased Premises for the Leased Premises prior to the Commencement Date, Landlord shall give to Tenant not less than thirty (30) days’ prior written notice of the substitution. In such event, Landlord will provide, in Landlord’s notice of substitution, a new estimated commencement date which will not be more than sixty (60) days from the original Estimated Commencement Date as set forth in Section 6.5 and the new estimated commencement date shall become the Estimated Commencement Date for purposes of Section 6.5.

ARTICLE 25 - ADDITIONAL PROVISIONS

25.1   Tenant’s Reimbursement. Tenant shall reimburse Landlord for the actual, reasonable attorneys’ fees incurred by Landlord in connection with each review of any requested consent for subletting or assignment, and for the preparation or review of any documents or instruments pertaining to the same, and for any action to enforce Tenant’s obligation pursuant to this Lease, including, but not limited to, collection of Rent and/or Additional Rent, dispossess actions and distraint.

25.2   Landlord’s Consent. If in this Lease it is provided that Landlord’s consent or approval as to any matter will not be unreasonably withheld, and it is established by a court or body having final jurisdiction thereover that Landlord has been unreasonable, the only effect of such finding shall be that Landlord shall be deemed to have given its consent or approval, but Landlord shall not be liable to Tenant in any respect for money damages by reason of withholding its consent.

25.3   Mortgagee Protection Clause. Tenant shall comply with the following terms and conditions relating to the mortgage financing of the Building:

(a)   All insurance policies maintained by Tenant pursuant to Section 11.6 of this Lease shall name Landlord, Landlord’s managing agent and any mortgagee(s) of Landlord as additional insureds. In addition, all such policies shall contain clauses or endorsements to the effect that such policies shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days prior written notice from the insurance carrier to Landlord and any mortgagee named therein as an additional insured, by certified mail.

(b)   In the event of any act or omission by Landlord which would or may give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right until and unless:

(i)   It has given written notice of any such act or omission to Landlord, and to any mortgagee(s) of Landlord whose name and address have previously been furnished to Tenant; and

(ii)   A reasonable period of time for remedying such act or omission shall have elapsed following such notice, during which the parties to whom such notice has been given, or any of them, have not commenced with reasonable diligence the remedying of such act or omission or thereafter diligently proceeded to complete the remedying of such act or omission.

25.4   Broker Representation. Landlord and Tenant each represent that the only real estate broker or agent it has dealt with in connection with the transaction effected hereby is Legacy Property Group, L.L.C. and each agree to indemnify and hold the other harmless from any and all claims which may be asserted by any other real estate broker or agent claiming a fee or commission due for this transaction as a result of its acts. Landlord will pay any fee and commission to Legacy Property Group, L.L.C. in connection with this transaction.

25.5   Limitation on Signs. Tenant shall not erect, make or maintain on or attach or affix to any part of the Leased Premises or the Building, including the windows and doors of said Building, but excluding interior walls within the Leased Premises except those visible from the exterior, any sign, fixture, other representation, advertisement, notice of any kind or any other matter which is visible from any location outside of such Building or the Leased Premises, or visible from the lobby of such Building, without the express written consent of the Landlord obtained in advance. In the event that such restriction is violated, Landlord shall have the right to remove same on 24 hours’ notice or to proceed against Tenant by way of seeking an injunction or such other remedy as may be available to it at law or in equity, including but not by way of limitation, the right to declare a default in the Lease.

25.6   Approval of Lettering. Any lettering, “logo” or design or artwork placed upon the entrance doors to the Leased premises shall be subject to the reasonable approval of the Landlord.

25.7   Loudspeakers. No loudspeaker or any other form of sound or audio transmission or apparatus shall be used in or at the Leased Premises by Tenant, its agents or employees, for advertising or promotional purposes or any other purpose if the volume is such as to be audible outside of the Leased Premises. In the event of a violation of said restriction, Landlord shall have the right to proceed against Tenant by way of seeking injunctive relief, or such other remedy as may be available to it at law or in equity, including but not by way of limitation, the right to declare a default in the Lease. This shall not prohibit the use of tape records, transcribing machines, telephone voice amplification, or the use of any business machine or device customarily used in a business or professional office.

25.8   Telephone Equipment. Tenant agrees to pay for the cost of all telephone equipment and installation, including telephone outlets throughout the Leased Premises, unless a telephone system communications company agrees to pay for same.

25.9   Washrooms. It is understood that at all times the office personnel and invitees of Tenant shall have access to and use of the washroom in the common areas on the floor on which the Leased Premises are situated.

25.10   Rules and Regulations. Any reasonable rules and regulations with regard to the use and occupancy of the Leased Premises and the Building by Tenant as adopted at any time during the Term and of which Tenant is notified, shall in all things be observed and performed by Tenant, its servants, agents, and invitees, provided that such rule shall not be inconsistent with Tenant’s rights or Landlord’s obligations as herein expressed. A copy of the existing Rules and Regulations for the Building is attached hereto as Exhibit “E”.

25.11   Notices. All notices required to be given to Landlord or Tenant shall be given by registered or certified mail; public courier or recognized overnight delivery addressed to the Tenant or to Landlord at the address set forth in subparagraph (l) of Section 1.1, and such notices shall be considered delivered to Landlord or Tenant as of the time they are received or delivery is refused by addressee.

25.12   Headings. The headings of the articles and sections and the numbers of the items in this Lease are inserted as a matter of convenience to the parties and shall not affect the construction of this Lease.

25.13   Entire Contract. This Lease contains the entire contract between the parties. No representative, agent or employee of Landlord has been authorized to make any representations or promises with reference to the within letting or to vary, alter or modify the terms hereof. No additions, changes or modifications, renewals or extensions hereof, shall be binding unless reduced to writing and signed by Landlord and Tenant.

25.14   Provisions Severable. The terms, conditions, covenants and provisions of this Lease shall be deemed to be severable. If any clause or provision herein contained shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect. In addition, Landlord may pursue the relief or remedy sought in any invalid clause, by conforming the said clause with the provisions of the statutes or the regulations of any governmental agency in such case made and provided as if the particular provisions of the applicable statutes or regulations were set forth herein at length.

25.15   Governing Law. This Lease shall be interpreted, governed by, and enforced in accordance with the laws of the State of New Jersey.

25.16   Successorship. In all references herein to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the within instrument may require. All the terms, covenants and conditions herein contained shall be for, and shall inure to, the benefit of and shall bind the respective parties hereto, and their heirs, executors, administrators, personal or legal representatives, successors and assigns.

25.17   Assignment of Furniture and Equipment. On the Commencement Date, Landlord shall assign to Tenant, for the consideration of One ($1.00) Dollar, such furniture and equipment set forth on Exhibit “F” annexed hereto (the “Furniture and Equipment”), which Landlord intends to acquire from Cole, Schotz, Meisel, Forman & Leonard, P.A. (“CSMF&L”), the tenant occupying the Leased Premises as of the date hereof, on or about December 31, 2005. Tenant acknowledges that Landlord is acquiring such Furniture and Equipment from CSMF&L at the request of and solely for the benefit of Tenant. Tenant acknowledges that such Furniture and Equipment will be located in the Leased Premises on the Commencement Date. Landlord shall convey the Furniture and Equipment to Tenant, pursuant to a bill of sale in the form annexed hereto as Exhibit “G”, “as is, where is” in its then present condition and state of repair, without recourse to Landlord and without any warranties or representations of any kind, express or implied, by Landlord, except that Landlord shall assign to Tenant, without recourse, any warranties and representations that may be made by CSFM&L as contained in the bill of sale conveying the Furniture and Equipment from CSMF&L to Landlord.

ARTICLE 26 - OPTION TO EXTEND

26.1   Option to Extend. Subject to the rights of any other tenants, upon the expiration of the term (the “Initial Term”) of this Lease as set forth in Article 3, Tenant shall have the option to extend the Initial Term for one (1) period of five (5) years (the “Extension Term”). The option to extend the Initial Term shall be subject to and contingent upon each and every one of the conditions set forth hereinafter. Tenant's option to extend the Initial Term shall be exercisable by Tenant giving written notice of exercise of such option to Landlord at least nine (9) months prior to the expiration of the Initial Term. In the event Tenant fails to give written notice of its intent to exercise such option as provided above, Tenant's option to extend the Initial Term shall be deemed to have been waived by Tenant and shall be of no further force or effect. In the event Tenant exercises its option in accordance with the provisions hereof, the Initial Term shall be extended accordingly, and all the references contained in this Lease to the term, whether by number of years or number of months, shall be construed to refer to the Initial Term as extended by the Extension Term, whether or not specific reference is made thereto in the Lease. Unless otherwise expressly provided to the contrary, the Extension Term shall be governed by all of the terms, conditions and covenants as set forth in the Lease except that there shall be no further option to extend the term of the Lease after the Extension Term. It is important to Landlord that it know whether or not this extension option will be exercised by Tenant so that it may seek a replacement tenant to avoid loss of rent, and, therefore, the times within which this option must be exercised and by which Tenant must reply to Landlord's proposed Market Rent (as hereinafter defined) are hereby made of the essence. This option to extend the term of the Lease shall be subject to and contingent upon each and every one of the following conditions:

(a)   At the time Landlord receives Tenant's notice of exercise of the option, this Lease shall be in full force and effect;

(b)   At the time Landlord receives Tenant's notice of exercise of the option, Tenant shall not be in default under the terms or provisions of this Lease, which default remains uncured after the giving of any applicable notice and the passage of any applicable grace period.

(c)   Landlord shall have no obligation to do any work or perform any services for the Extension Term with respect to the Leased Premises, which Tenant agrees to accept in its then “As Is” condition;

(d)   Subparagraphs (i) and (j) of Section 1.1 shall be deemed to have been amended, automatically, to change the base year for Base Real Estate Taxes and Base Operating Expenses to the calendar year in which the first day of the Extension Term falls, and estimated Additional Rent pursuant to Article 7 shall begin on January 1st of the next following year; and

(e)   In lieu of the sums set forth in Section 4.1 of the Lease, the annual Fixed Rent to be paid by Tenant in monthly installments during the Extension Term shall be the greater of (i) Market Rent (as hereinafter defined) or (ii) the Fixed Rent and all Additional Rent pursuant to Article 7 of this Lease accrued for the last twelve (12) months of the Initial Term.

“Market Rent” shall mean the rental being collected by owners of other properties for new leases of space reasonably comparable in type, size, location and usage to the Leased Premises within Bergen County, New Jersey, for a term of approximately five years with similar tenant expense assumptions and contributions, determined as of the date (the "Determination Date") eight (8) months prior to the expiration of the Initial Term. Landlord shall notify Tenant ("Landlord's Determination Notice") of Landlord's determination of the Market Rent within sixty (60) days of the Determination Date. If Tenant disagrees with Landlord's determination, Tenant shall notify Landlord ("Tenant's Notice of Disagreement") within fifteen (15) days of the receipt of Landlord's Determination Notice. Time shall be of the essence with respect to Tenant's Notice of Disagreement, and the failure of Tenant to give such notice within the time period set forth above shall conclusively be deemed an acceptance by Tenant of the Market Rent as determined by Landlord and a waiver by Tenant of any right to dispute such Market Rent. If Tenant timely gives its Tenant's Notice of Disagreement, then the Market Rent shall be determined as follows: Landlord and Tenant shall, within thirty (30) days of the date on which Tenant's Notice of Disagreement was given, each appoint an Appraiser for the purpose of determining the Market Rent. An "Appraiser" shall mean a duly qualified impartial real estate appraiser who is a member of the American Institute of Real Estate Appraisers and who has at least ten (10) years experience in appraising the rental value of office properties comparable to the Building and located in Northern New Jersey. In the event that the two Appraisers so appointed fail to agree as to the Market Rent within a period of thirty (30) days after the appointment of the second Appraiser, such two Appraisers shall forthwith appoint a third Appraiser who shall make a determination in the manner hereinafter described within thirty (30) days thereafter. If such two Appraisers fail to agree upon such third Appraiser within ten (10) days following the last thirty (30) day period, such third Appraiser shall be appointed by the Bergen County Assignment Judge of the New Jersey Superior Court. Such two Appraisers or the third Appraiser, as the case may be, shall proceed with all reasonable dispatch to determine the Market Rent. Within fifteen (15) days following the appointment of the third Appraiser, each party shall submit to the third Appraiser a written report setting forth its determination of the Market Value of the applicable premises for the applicable term, together with such information on comparable rentals, or such other evidence as such party shall deem relevant. The third Appraiser shall, within thirty (30) days following the submission of such written reports render its decision by selecting the determination of Market Rent submitted by either the Appraiser selected by Landlord or the Appraiser selected by Tenant which, in the judgment of the third Appraiser, most nearly reflects the Market Rent of the applicable premises for the applicable term. It is expressly understood that such third Appraiser shall have no power or authority to select any Market Rent other than a Market Rent submitted by the Appraiser selected by Landlord or the Appraiser selected by Tenant, and the decision of such third Appraiser shall be final and binding upon the parties hereto. The decision of such Appraisers shall be final; such decision shall be in writing and a copy shall be delivered simultaneously to

Landlord and to Tenant. If such Appraisers fail to deliver their decision as set forth above prior to the commencement of the Extension Term, Tenant shall pay Landlord the Fixed Rent at the rate as of the last day of the Initial Term, until such decision is so delivered. If the Market Rent as determined above is in excess of the actual rent paid, then Tenant, upon demand, shall pay to Landlord the difference between the actual rent paid and the Market Rent from the commencement of the Extension Term. Landlord and Tenant shall be responsible for and shall pay the fee of the Appraiser appointed by them respectively, and Landlord and Tenant shall share equally the fee of the third Appraiser.

26.2   Option Personal to Original Tenant. The option to extend the Initial Term of the Lease set forth in Section 26.1 is personal to the original Tenant, and not to any assignee or sublessee, and is not appurtenant to the Leased Premises or to this Lease, and, accordingly, upon any assignment of the Lease or any sublease of all or any portion of the Leased Premises, the option to extend the Initial Term of the Lease shall terminate.

ARTICLE 27 - EXPANSION OPTIONS

27.1   Expansion Options. During the Term, Tenant shall have continuing options (“Expansion Options”) to lease (i) contiguous space on the fourth (4th) floor of the Building, and (ii) approximately 1,145 rentable square feet of space located on the first (1st) floor of the Building designated as Suite 017 (“Expansion Space”), as and when Expansion Space becomes available for leasing, for the rent and upon the other terms and conditions hereinafter set forth, which Expansion Options may not be severed from this Lease or separately sold, assigned or otherwise transferred.

27.2   Expansion Options Subordinate to Existing Leases. Tenant’s Expansion Options are subject and subordinate to leases for Expansion Space in existence on the date of this Lease (“Existing Leases”), including any extension, renewal and expansion options included in such Existing Leases. Existing Leases shall also include leases for Expansion Space entered into between Landlord and third parties after the date of this Lease in accordance with the provisions hereof. Landlord shall have the right to renew or extend any Existing Lease, even though no right or option to renew or extend is included in such Existing Lease, and Tenant’s Expansion Options shall be subject and subordinate to such right on the part of Landlord.

27.3   Notice of Availability of Expansion Space. Landlord shall not, after the date of this Lease, enter into any new lease for Expansion Space (except for the extension or renewal of any Existing Lease, whether or not the right or option to renew or extend is included in such Existing Lease) without first providing Tenant with written notice (the “Availability Notice”) of the anticipated availability of such Expansion Space. The Availability Notice shall set forth a description of the Expansion Space anticipated to be available; the date on which Landlord reasonably anticipates that the Existing Lease for such Expansion Space shall terminate; the date on which Landlord reasonably anticipates that the commencement date of the Expansion Lease (as hereinafter defined) for such Expansion

Space shall occur; and Landlord’s determination of Market Rent (as defined in Section 26.1 hereof). An Availability Notice shall be delivered to Tenant not more than nine (9) months in advance of the date on which, in Landlord’s reasonable judgment, the Existing Lease for such Expansion Space is anticipated to terminate.

27.4   Conditions of Exercise of Expansion Options. Each of Tenant’s Expansion Options, as provided in this Article 26, shall be conditioned upon and subject to each of the following:

(a)   Tenant shall, within ten (10) business days of receipt of an Availability Notice, deliver to Landlord written notice (an “Option Notice”) of Tenant exercise of its Expansion Option with respect to the entire available Expansion Space described in the Availability Notice.

(b)   If Tenant disagrees with Landlord's determination of the Market Rent, as set forth in an Availability Notice, Tenant's Option Notice shall affirmatively state that Tenant disagrees with such determination.

(c)   Time shall be of the essence with respect to Tenant's Option Notice. The failure of Tenant to affirmatively state, in Tenant's Option Notice, that Tenant disagrees with Landlord's determination of the Market Rent shall conclusively be deemed an acceptance by Tenant of the Market Rent as determined by Landlord and a waiver by Tenant of any right to dispute such Market Rent.

(d)   At the time Landlord receives Tenant's Option Notice, Tenant shall not be in default under the terms or provisions of this Lease, which default remains uncured after the giving of any applicable notice and the passage of any applicable grace period.

(e)   As of the anticipated Commencement Date of the Expansion Lease, as set forth in an Availability Notice, the remaining term of this Lease (including any extension option which has been exercised) shall not be less than two (2) years.

(f)   Landlord and Tenant shall execute a new lease (an "Expansion Lease") for such Expansion Space in form and upon terms substantially similar to and consistent with this Lease, except that any such Expansion Lease shall not contain any expansion options as set forth in this Article 26, and upon the further terms and conditions set forth in Section 26.6, within sixty (60) days of delivery of the Availability Notice.

27.5   Waiver of Expansion Option. If Tenant shall, for any reason, fail to exercise its Expansion Option with respect to the entire Expansion Space described in an Availability Notice, within the time and in the manner herein provided, then (i) Tenant shall no longer have any Expansion Option with respect to such Expansion Space as provided herein, until such Expansion Space has again been leased to a third party and such lease, including any extensions or renewals thereof, has terminated, and (ii) Landlord shall be free to lease such Expansion Space to a third party on whatever terms Landlord may determine, including, but not limited to, any number of renewal or extension options.

27.6   Terms of Expansion Lease. Each Expansion Lease shall contain the following provisions:

(a)   The commencement date of the Expansion Lease shall be the later of (i) thirty (30) days from the date of delivery of the Availability Notice, or (ii) the date on which Landlord delivers the Expansion Space to Tenant free and clear of all tenancies and occupancies. The term of the Expansion Lease shall be co-terminus with the Initial Term if the commencement date of the Expansion Lease occurs within the Initial Term, and co-terminus with the Extension Term if the commencement date of the Expansion Lease occurs within the Extension Term.

(b)   Provided that the commencement date of the Expansion Lease is prior to the expiration of the Initial Term, Tenant shall have one (1) extension option upon the same terms and conditions as set forth in Article 26 of this Lease, except that as a condition of the exercise of such extension option, and of the exercise of the Extension Option under this Lease, Tenant shall contemporaneously exercise the Extension Option under this Lease and the extension option under the Expansion Lease.

(c)   The fixed rent shall be Market Rent, as defined in Section 26.1 of this Lease. Market Rent shall be determined by Landlord as set forth in the Availability Notice, unless Tenant shall have affirmatively disagreed with such determination in Tenant’s Option Notice. In such latter event, Market Rent shall be determined in accordance with the applicable provisions of Section 26.1, with the following modifications:

(i)   The Determination Date shall be the date of the Availability Notice;

(ii)   References to “Landlord’s Determination Notice” shall mean, instead, the Availability Notice;

(iii)   the base year for Base Real Estate Taxes and Base Operating Expenses shall be the calendar year in which the commencement date of the Expansion Lease falls, and estimated Additional Rent pursuant to Article 7 shall begin on January 1st of the immediately following year; and

(iv)   If Market Rent has not been determined prior to the commencement date of the Expansion Lease, then, until such determination has been made, Tenant shall pay to Landlord the Fixed Rent at the Market Rate as set forth in the Availability Notice, plus Additional Rent as payable under the Expansion Lease. If the Market Rent as determined above is in excess of the actual rent paid, then Tenant, upon demand, shall pay to Landlord the difference between the actual rent paid and the Market Rent from the commencement date of the Expansion Lease. If the Market Rent as determined above is less than the actual rent paid, then Tenant shall be entitled to a credit with respect to Fixed Rent in the amount of such over-payment, to be applied to first installment of Fixed Rent due and payable after the determination of Market Rent hereunder.

(d)   Landlord shall have no obligation to make any alterations or improvements to any Expansion Space, or to do any other work in or with respect to any Expansion Space, and Tenant agrees to accept any Expansion Space "AS IS", in its condition and state of repair existing on the date of the applicable Availability Notice, and subject to reasonable wear and tear thereafter; provided, however, that, on the commencement date of any Expansion Lease, the furniture, furnishings and trade fixtures of any prior tenant shall have been removed. Tenant shall have the opportunity, immediately upon receipt of an Availability Notice, to inspect the applicable Expansion Space, and to have any architect, engineer, contractor or other representative of Tenant inspect such Expansion Space, and Tenant shall not rely on any statement, representation or undertaking, written or oral, by or on behalf of Landlord with respect to the condition or state repair of such Expansion Space.

(e)   Landlord shall endeavor to deliver possession of the Expansion Space to Tenant on or before the estimated commencement date designated in the Availability Notice, subject to delays beyond the reasonable control of Landlord (including without limitation the failure of any existing tenant occupying the Expansion Space to vacate such Expansion Space upon the termination of such tenant's lease) or by the action or inaction of Tenant. If Landlord is unable to deliver possession of the Expansion Space to Tenant on such estimated commencement date, then the Expansion Lease shall not be affected thereby but, in such case, the commencement date shall be deemed to be postponed until the date when possession of the Expansion Space is delivered to Tenant and Tenant shall have not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason of any such postponement. The parties hereto agree that this subsection (d) constitutes an express provision as to the time at which Landlord shall deliver the Expansion Space to Tenant, and Tenant hereby waives any rights to rescind any Expansion Lease, or any Option Notice, which Tenant might otherwise have pursuant to any law now or hereafter in force.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers and their proper corporate seal to be hereto affixed, the day and year first above written.

ATTEST:	VENTURE HACKENSACK HOLDING, INC., A New Jersey Corporation, Landlord
	BY:	Forest Green Management Corporation, Managing Agent
	By:	/s/Joseph Schachter
Joseph Schachter, Vice President

ATTEST:	CAPRIUS, INC., A Delaware corporation, Tenant
/s/Jonathan Joels	By:	/s/George Aaron
Jonathan Joels, Secretary		Name: George Aaron Title: President